Exhibit 99.1
PART II

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Stockholders of
The WhiteWave Foods Company
Denver, Colorado

We have audited the accompanying consolidated balance sheets of The WhiteWave Foods Company and subsidiaries (the "Company") as of December 31, 2013 and 2012, and the related consolidated statements of operations, comprehensive income, shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2013. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of The WhiteWave Foods Company and subsidiaries as of December 31, 2013 and 2012, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2013, in conformity with accounting principles generally accepted in the United States of America.
As discussed in Note 1 to the financial statements, the financial statements include allocations of expenses and debt from Dean Foods Company. These allocations may not be reflective of the actual level of costs or debt which would have been incurred had the Company operated as a separate entity apart from Dean Foods Company.
/s/ DELOITTE & TOUCHE LLP
February 28, 2014 (September 9, 2014 as to Note 22)

The WhiteWave Foods Company
Consolidated Balance Sheets

	December 31,
	2013	2012
	(In thousands, except share and per share data)
ASSETS
Current assets:
Cash and cash equivalents	$101,105	$69,373
Trade receivables, net of allowance of $1,345 and $1,171	146,864	105,592
Related party receivables	—	17,912
Inventories	158,569	146,647
Deferred income taxes	26,588	21,044
Prepaid expenses and other current assets	23,095	22,253
Total current assets	456,221	382,821
Property, plant, and equipment, net	659,683	624,642
Identifiable intangible and other assets, net	394,937	394,962
Goodwill	772,343	765,586
Total Assets	$2,283,184	$2,168,011
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$357,106	$295,864
Current portion of debt	15,000	15,000
Income taxes payable	14,294	11,678
Total current liabilities	386,400	322,542
Long-term debt	647,650	765,550
Deferred income taxes	237,765	218,285
Other long-term liabilities	49,930	76,678
Total liabilities	1,321,745	1,383,055
Commitments and Contingencies (Note 16)
Shareholders’ equity:
Preferred stock, $0.01 par value; 170,000,000 shares authorized, no shares issued and outstanding at December 31, 2013 and 2012	—	—
Class A common stock, $0.01 par value; 1,700,000,000 shares authorized, 173,452,896 issued and outstanding at December 31, 2013; 23,000,000 issued and outstanding at December 31, 2012	1,735	230
Class B common stock, $0.01 par value; 175,000,000 shares authorized, no shares issued and outstanding at December 31, 2013; 150,000,000 issued and outstanding at December 31, 2012	—	1,500
Additional paid-in capital	851,017	792,828
Retained earnings	117,127	18,086
Accumulated other comprehensive loss	(8,440)	(27,688)
Total shareholders’ equity	961,439	784,956
Total Liabilities and Shareholders’ Equity	$2,283,184	$2,168,011
See notes to consolidated financial statements.

The WhiteWave Foods Company
Consolidated Statements of Operations

	Year ended December 31,
	2013	2012	2011
	(In thousands, except share and per share data)
Net sales	$2,503,487	$2,175,374	$1,916,830
Net sales to related parties	37,063	109,513	108,921
Transitional sales fees	1,513	4,551	—
Total net sales	2,542,063	2,289,438	2,025,751
Cost of sales	1,634,646	1,485,494	1,341,310
Gross profit	907,417	803,944	684,441
Related party license income	—	36,034	42,680
Operating expenses:
Selling and distribution	528,233	492,130	414,724
General and administrative	197,526	167,595	136,703
Asset disposal and exit costs	24,226	—	—
Total operating expenses	749,985	659,725	551,427
Operating income	157,432	180,253	175,694
Other expense (income):
Interest expense	18,027	9,924	9,149
Other expense (income), net	(3,829)	957	122
Total other expense	14,198	10,881	9,271
Income from continuing operations before income taxes	143,234	169,372	166,423
Income tax expense	44,193	56,858	52,089
Income from continuing operations	99,041	112,514	114,334
Gain on sale of discontinued operations, net of tax	—	403	3,616
Income (loss) from discontinued operations, net of tax	—	2,056	(27,105)
Net income	99,041	114,973	90,845
Net (income) loss attributable to non-controlling interest	—	(1,279)	16,550
Net income attributable to The WhiteWave Foods Company	$99,041	$113,694	$107,395
Average common shares:
Basic	173,120,689	153,770,492	150,000,000
Diluted	174,581,468	153,770,497	150,000,000
Basic earnings (loss) per common share:
Income from continuing operations attributable to The WhiteWave Foods Company	$0.57	$0.73	$0.76
Net discontinued operations	—	0.01	(0.04)
Net income attributable to The WhiteWave Foods Company	$0.57	$0.74	$0.72
Diluted earnings (loss) per common share:
Income from continuing operations attributable to The WhiteWave Foods Company	$0.57	$0.73	$0.76
Net discontinued operations	—	0.01	(0.04)
Net income attributable to The WhiteWave Foods Company	$0.57	$0.74	$0.72
See notes to consolidated financial statements.

The WhiteWave Foods Company
Consolidated Statements of Comprehensive Income

	Year ended December 31,
	2013	2012	2011
	(In thousands)
Net income	$99,041	$114,973	$90,845
Other comprehensive income (loss), net of tax
Change in minimum pension liability, net of tax of ($480), $506 and $87	1,025	(999)	(140)
Foreign currency translation adjustment	17,724	10,199	(11,786)
Change in fair value of derivative instruments, net of tax of ($316), $286 and ($134)	499	(553)	259
Other comprehensive income (loss), net of tax	19,248	8,647	(11,667)
Comprehensive income	118,289	123,620	79,178
Comprehensive (income) loss attributable to non-controlling interest	—	(1,279)	16,550
Comprehensive income attributable to The WhiteWave Foods Company	$118,289	$122,341	$95,728
See notes to consolidated financial statements.

The WhiteWave Foods Company
Consolidated Statements of Shareholders’ Equity

	Common Stock - Class A		Common Stock - Class B
	Shares	Amount	Shares	Amount	Additional Paid-In Capital	Retained Earnings	Dean Foods’ Net Investment	Accumulated Other Comprehensive Loss	Non- Controlling Interest	Total Equity
	(In thousands, except share data)
Balance at January 1, 2011	—	$—	—	$—	$—	$—	$1,134,568	$(24,668)	$14,563	$1,124,463
Net income attributable to The WhiteWave Foods Company	—	—	—	—	—	—	107,395	—	—	107,395
Change in Dean Foods’ net investment	—	—	—	—	—	—	(75,955)	—	—	(75,955)
Share-based compensation funded by Dean Foods	—	—	—	—	—	—	6,246	—	—	6,246
Capital contribution from non-controlling interest	—	—	—	—	—	—	—	—	6,754	6,754
Net loss attributable to non-controlling interest	—	—	—	—	—	—	—	—	(16,550)	(16,550)
Other comprehensive income (loss):
Change in minimum pension liability	—	—	—	—	—	—	—	(140)	—	(140)
Foreign currency translation adjustment	—	—	—	—	—	—	—	(11,786)	—	(11,786)
Change in fair value of derivative instruments	—	—	—	—	—	—	—	259	—	259
Balance at December 31, 2011	—	$—	—	$—	$—	$—	$1,172,254	$(36,335)	$4,767	$1,140,686
Net Income attributable to The WhiteWave Foods Company - January 1, 2012 through October 31, 2012	—	—	—	—	—	—	95,608	—	—	95,608
Net Income attributable to The WhiteWave Foods Company - November 1, 2012 through December 31, 2012	—	—	—	—	—	18,086	—	—	—	18,086
Change in Dean Foods’ net investment	—	—	—	—	—	—	(850,373)	—	—	(850,373)
Share-based compensation funded by Dean Foods	—	—	—	—	—	—	7,473	—	—	7,473
Issuance of common stock in connection with the initial public offering, net of offering costs	23,000,000	230	—	—	367,310	—	—	—	—	367,540
Conversion of Dean Foods’ net investment into common stock	—	—	150,000,000	1,500	423,462	—	(424,962)	—	—	—
Share-based compensation post-initial public offering	—	—	—	—	2,056	—	—	—	—	2,056
Capital contribution from non-controlling interest	—	—	—	—	—	—	—	—	1,932	1,932
Net income attributable to non-controlling interest	—	—	—	—	—	—	—	—	1,279	1,279
Distribution to non-controlling interest due to wind-down of joint venture	—	—	—	—	—	—	—	—	(7,978)	(7,978)
Other comprehensive income (loss):
Change in minimum pension liability	—	—	—	—	—	—	—	(999)	—	(999)
Foreign currency translation adjustment	—	—	—	—	—	—	—	10,199	—	10,199
Change in fair value of derivative instruments	—	—	—	—	—	—	—	(553)	—	(553)
Balance at December 31, 2012	23,000,000	$230	150,000,000	$1,500	$792,828	$18,086	$—	$(27,688)	$—	$784,956
Net Income attributable to The WhiteWave Foods Company	—	—	—	—	—	99,041	—	—	—	99,041
Tax shortfall from share-based compensation	—	—	—	—	(463)	—	—	—	—	(463)
Issuance of common stock, net of tax impact of share-based compensation	453,586	5	—	—	258	—	—	—	—	263
Share-based compensation	—	—	—	—	18,931	—	—	—	—	18,931
Contributions to equity	—	—	—	—	39,463	—	—	—	—	39,463
Conversion of Class B common stock common stock held by Dean Foods into Class A common stock (Note 1)	82,086,000	821	(82,086,000)	(821)	—	—	—	—	—	—
Cancellation of shares	—	—	(690)	—	—	—	—	—	—	—
Conversion of Class B common stock into Class A common stock (Note 1)	67,913,310	679	(67,913,310)	(679)	—	—	—	—	—	—
Other comprehensive income (loss):
Change in minimum pension liability	—	—	—	—	—	—	—	1,025	—	1,025
Foreign currency translation adjustment	—	—	—	—	—	—	—	17,724	—	17,724
Change in fair value of derivative instruments	—	—	—	—	—	—	—	499	—	499
Balance at December 31, 2013	173,452,896	$1,735	—	$—	$851,017	$117,127	$—	$(8,440)	$—	$961,439
See notes to consolidated financial statements.

The WhiteWave Foods Company
Consolidated Statements of Cash Flows

	Year ended December 31,
	2013	2012	2011
	(In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$99,041	$114,973	$90,845
(Income) loss from discontinued operations	—	(2,056)	27,105
Gain on sale of discontinued operations, net	—	(403)	(3,616)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	81,905	74,354	67,990
Share-based compensation expense	18,931	9,529	6,246
Amortization of debt issuance costs	2,414	1,030	2,513
Loss on disposals and other, net	1,909	8,617	2,361
Loss on asset disposal	18,109	—	—
Deferred income taxes	(45)	(822)	31,020
Mark-to-market on interest rate swaps	(3,410)	1,151	—
Other	(1,933)	3,131	1,618
Changes in operating assets and liabilities, net of acquisitions/divestitures:
Trade receivables, net	(46,192)	(2,419)	(9,650)
Related party receivables	17,912	(6,827)	(444)
Inventories	(7,964)	(18,509)	(18,488)
Prepaid expenses and other assets	(2,951)	1,017	(4,030)
Accounts payable, accrued expenses, and other long-term liabilities	8,695	46,039	27,542
Income taxes payable	(1,480)	10,287	495
Net cash provided by operating activities — continuing operations	184,941	239,092	221,507
Net cash provided by (used in) operating activities — discontinued operations	—	(2,571)	19,054
Net cash provided by operating activities	184,941	236,521	240,561
CASH FLOWS FROM INVESTING ACTIVITIES:
Payments for property, plant, and equipment	(131,769)	(102,931)	(126,755)
Proceeds from recoveries	—	3,356	—
Proceeds from sale of fixed assets	92,352	1,490	710
Net cash used in investing activities — continuing operations	(39,417)	(98,085)	(126,045)
Net cash provided by (used in) investing activities — discontinued operations	—	5,900	(217)
Net cash used in investing activities	(39,417)	(92,185)	(126,262)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from initial public offering, net of offering costs	—	367,540	—
Proceeds from the issuance of Term A-1 and Term A-2 facilities	—	500,000	—
Repayment of intercompany notes to Dean Foods	—	(1,155,000)	—
Distributions to Dean Foods, net	(871)	(130,844)	(109,667)
Repayment of debt	(15,000)	—	—
Payment of capital lease obligations	—	—	(100)
Proceeds from revolver line of credit	624,150	519,200	—
Payments for revolver line of credit	(727,050)	(238,650)	—
Proceeds from receivables-backed facility	—	150,735	319,671
Payments for receivables-backed facility	—	(166,650)	(303,756)
Proceeds from exercise of stock options	1,298	—	—
Tax savings on shared-based compensation	515	—	—
Payment of deferred financing costs	(16)	(12,403)	—
Capital contribution from (distribution to) non-controlling interest	—	(6,046)	6,754
Net cash used in financing activities — continuing operations	(116,974)	(172,118)	(87,098)
Net cash used in financing activities — discontinued operations	—	(269)	(498)
Net cash used in financing activities	(116,974)	(172,387)	(87,596)
Effect of exchange rate changes on cash and cash equivalents	3,182	437	(3,528)
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	31,732	(27,614)	23,175
Cash and cash equivalents, beginning of period	69,373	96,987	73,812
Cash and cash equivalents, end of period	$101,105	$69,373	$96,987
SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid for interest and financing charges, net of capitalized interest	$16,556	$15,217	$15,478
Cash paid for taxes	47,063	45,302	27,420
Non-cash activity — Note received as consideration in sale of inventory	6,422	—	—
Non-cash activity — Unpaid purchases of plant and equipment	23,710	—	—
Non-cash activity — Distribution to Dean Foods	27,773	—	—
Non-cash activity — Contribution from Dean Foods	10,797	—	—
Non-cash activity — Settlement of allocated portion of Dean Foods’ debt	—	440,255	—
Non-cash activity — Contribution by Dean Foods in exchange for Class B common stock	—	424,962	—
Non-cash activity — Novation of Dean Foods’ interest rate swap liabilities	—	68,858	—
Non-cash activity — Issuance of intercompany notes to Dean Foods	—	1,155,000	—
See notes to consolidated financial statements.

The WhiteWave Foods Company
Notes to Consolidated Financial Statements
Years Ended December 31, 2013, 2012, and 2011
Unless otherwise indicated, references in this report to “we”, “us”, “our”, “WhiteWave”, or the “Company” refer to The WhiteWave Foods Company’s operations, taken as a whole.
1. Business and Basis of Presentation
Business
We are a leading consumer packaged food and beverage company focused on high-growth product categories that are aligned with emerging consumer trends. We manufacture, market, distribute, and sell branded plant-based foods and beverages, coffee creamers and beverages, and premium dairy products throughout North America and Europe. Our brands distributed in North America include Silk plant-based foods and beverages, International Delight and LAND O LAKES coffee creamers and beverages, and Horizon Organic premium dairy products, while our European brands of plant-based foods and beverages include Alpro and Provamel.
Formation of the Company and Initial Public Offering
WWF Operating Company (“WWF Opco”) was a wholly-owned subsidiary of Dean Foods Company (“Dean Foods”). Prior to completion of our initial public offering, WWF Opco held substantially all of the historical assets and liabilities related to the business that we acquired pursuant to the transactions described below.
The WhiteWave Foods Company was incorporated on July 17, 2012 as a wholly-owned subsidiary of Dean Foods to acquire the capital stock of WWF Opco. The Company had nominal assets and no liabilities, and conducted no operations prior to the completion of our initial public offering.
In connection with the our initial public offering, we filed a prospectus pursuant to Rule 424(b) under the Securities Act with the Securities and Exchange Commission on October 26, 2012 (the “Prospectus”). The Prospectus describes the details of our initial public offering and the separation of our business from Dean Foods’ other businesses.
The following transactions occurred in connection with our initial public offering and the separation of our business from Dean Foods’ other businesses:

•
On October 5, 2012, WWF Opco issued a series of intercompany notes to Dean Foods in the aggregate principal amount of $1.155 billion to evidence the payment of a dividend by WWF Opco to Dean Foods. The notes had various maturity dates beginning in October 2013 and continuing until May 2014, and bore interest at a fixed rate of 2.733% per annum. The notes were unsecured and not guaranteed.

•
On October 12, 2012, the Company entered into a credit agreement, among the Company, the subsidiary guarantors listed therein, Bank of America, N.A., as administrative agent, JPMorgan Chase Bank, N.A., as syndication agent, and the other lenders party thereto (the “Credit Agreement”). The Credit Agreement governs the Company’s senior secured credit facilities, which consist of a revolving credit facility in an aggregate principal amount of $850 million and term loan facilities in an aggregate principal amount of $500 million.

•
On October 15, 2012, we amended and restated our certificate of incorporation and by-laws, increased the total number of authorized shares of our capital stock to 2,045,000,000 shares, and created two classes of common stock that have the same economic rights, including with respect to dividends and distributions. Class A common stock is entitled to one vote per share, and Class B common stock was entitled to ten votes per share with respect to all matters submitted to a vote of our stockholders, subject, in the case of the Class B common stock, to reduction in accordance with terms of the amended and restated certificate of incorporation. The common stock held by Dean Foods prior to our initial public offering was reclassified into Class B common stock. Each share of Class B common stock was convertible into one share of Class A common stock at any time at Dean Foods’ election and automatically in certain circumstances. Our capital stock includes 170,000,000 authorized shares of preferred stock.

•
On October 31, 2012, we completed our initial public offering and sold 23,000,000 shares of Class A common stock at a price of $17.00 per share. Prior to completion of our initial public offering, Dean Foods contributed the capital stock of WWF Opco to us in exchange for 150,000,000 shares of our Class B common stock.

•
On October 31, 2012, the Company incurred approximately $885 million in new indebtedness under its senior secured credit facilities and contributed substantially all of the net proceeds to WWF Opco. We also contributed $282 million of the net proceeds from our initial public offering to WWF Opco, which used those proceeds, together with substantially all of the net proceeds under the Credit Agreement, to repay then-outstanding obligations under intercompany notes owed to Dean Foods, as described above.

•
On November 1, 2012, the remaining net proceeds from our initial public offering were used to repay a portion of the indebtedness then outstanding under the revolving portion of our senior secured credit facilities.

•
In connection with our initial public offering, Dean Foods novated to us certain of its interest rate swaps with a notional value of $650 million and a maturity date of March 31, 2017. These swap agreements have fixed interest rates between 2.75% and 3.19%. See Note 12 “Derivative Financial Instruments.”

Basis of presentation
The contribution of WWF Opco to WhiteWave was treated as a reorganization of entities under common control under Dean Foods. As a result, we are retrospectively presenting the consolidated financial position and results of operations of WhiteWave and WWF Opco for all periods presented.
The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). In the opinion of management, all adjustments, consisting principally of normal recurring adjustments, considered necessary for a fair presentation have been included.
For periods prior to the completion of our initial public offering on October 31, 2012, our consolidated financial statements have been prepared on a stand-alone basis and derived from Dean Foods’ consolidated financial statements and accounting records using the historical results of operations and assets and liabilities attributed to our operations, and include allocations of expenses from Dean Foods. Our consolidated and segment results are not necessarily indicative of our future performance and do not reflect what our financial performance would have been had we been a stand-alone public company during the periods presented.
Prior to completion of our initial public offering, Dean Foods provided certain corporate services to us, and costs associated with these functions were allocated to us. These allocations included costs related to corporate services, such as executive management, supply chain, information technology, legal, finance and accounting, investor relations, human resources, risk management, tax, treasury, and other services, as well as stock-based compensation expense attributable to our employees and an allocation of stock-based compensation attributable to employees of Dean Foods. The costs of such services were allocated to us based on the most relevant allocation method to the service provided, primarily based on relative percentage of total net sales, relative percentage of headcount, or specific identification. The total amount of these allocations from Dean Foods was approximately $50.7 million from January 1, 2012 to the date of our initial public offering (which includes $17.5 million of transaction costs related to our initial public offering), and $32.7 million in the year ended December 31, 2011. These cost allocations are primarily reflected within general and administrative expenses in our consolidated statements of operations as well as classified as “Corporate and other” in Note 17 “Segment, Geographic, and Customer Information.” Management believes the basis on which the expenses have been allocated to be a reasonable reflection of the utilization of services provided to or the benefit received by us during the periods presented. Dean Foods continues to provide limited services on a transitional basis for a fee through 2014.
Upon completion of our initial public offering, we assumed responsibility for the costs of these functions. The allocations may not reflect the expense we would have incurred as a stand-alone public company for the periods presented. Actual costs that may have been incurred if we had been a stand-alone public company would depend on a number of factors, including the chosen organizational structure, what functions were outsourced or performed by employees, and strategic decisions made in certain areas.
Prior to completion of our initial public offering, total equity represented Dean Foods’ interest in our recorded net assets. Dean Foods’ net investment balance represented the cumulative net investment by Dean Foods in us through October 31, 2012, including any prior net income or loss or other comprehensive income or loss attributed to us and contributions received from or distributions made to Dean Foods. Certain transactions between us and other related parties that are wholly-owned subsidiaries of Dean Foods, including allocated expenses and settlement of intercompany transactions, were also included in Dean Foods’ net investment.
We were allocated a portion of Dean Foods’ consolidated debt based on amounts directly incurred by us to fund the acquisition of Alpro in July 2009. Prior to completion of our initial public offering, interest expense had been allocated based on the historical interest rates of the Dean Foods senior secured credit facility during each period presented, as this revolver was drawn to fund the Alpro acquisition. Debt issuance costs were allocated in the same proportion as the debt. In connection with our initial public offering, the allocated portion of the Dean Foods senior secured credit facility was settled as a contribution to our capital from Dean Foods. Management believes the basis of historical allocation for debt, interest expense, and debt issuance costs was reasonable. However, these amounts may not be indicative of the actual amounts that we would have incurred had we been a stand-alone public company for the periods presented. See Note 11 “Debt and Allocated Portion of Dean Foods’ Debt.”

Certain reclassifications of previously reported amounts have been made to conform to the current year presentation in the audited consolidated statements of cash flows, Note 13 “Share-Based Compensation” and Note 17 “Segment, Geographic, and Customer Information.” These reclassifications did not impact previously reported amounts on the Company’s audited consolidated balance sheets, statements of operations and statements of cash flows.
Completion of Spin-Off from Dean Foods
On May 23, 2013, Dean Foods distributed (the “Distribution”) to its stockholders an aggregate of 47,686,000 shares of our Class A common stock, par value $0.01 per share (the “Class A common stock”), and 67,914,000 shares of our Class B common stock, par value $0.01 per share (the “Class B common stock”), as a pro rata dividend to Dean Foods stockholders at the close of business on May 17, 2013, the record date for the Distribution. Effective upon the Distribution, and in accordance with the terms of our amended and restated certificate of incorporation, we reduced the number of votes per share of our Class B common stock with respect to all matters submitted to a vote of our stockholders, other than the election and removal of directors, to one vote per share.
Prior to the Distribution, Dean Foods converted 82,086,000 shares of our Class B common stock into 82,086,000 shares of our Class A common stock in accordance with the terms of our amended and restated certificate of incorporation, of which 47,686,000 shares of Class A common stock were distributed to Dean Foods stockholders in the Distribution. As a result of and immediately after the Distribution, Dean Foods owned 34,400,000 shares of our Class A Common stock and no shares of our Class B common stock. Under the terms of the separation and distribution agreement, Dean Foods was required to dispose of any remaining ownership interest in us within three years of the Distribution, or May 23, 2016. On July 25, 2013 Dean Foods disposed of all of its remaining 34,400,000 shares of our Class A common stock in a registered public offering. We did not receive any proceeds from this offering. As a result of and immediately after the closing of this offering, Dean Foods no longer owned any shares of our common stock and had no ownership interest in us.
Common Stock Class Conversion
On September 24, 2013, the Company’s stockholders approved the conversion of to convert all of the outstanding shares of the Company’s Class B common stock into shares of the Company’s Class A common stock. All of the 67,913,310 shares of Class B common stock outstanding were converted on a one-for-one basis into shares of Class A common stock.
The conversion had no impact on the economic interests of the holders of Class A common stock and the former holders of Class B common stock. The conversion had no impact on the total issued and outstanding shares of the Company’s common stock although it increased the number of shares of Class A common stock outstanding in an amount equivalent to the number of shares of Class B common stock outstanding immediately prior to the conversion.
2. Summary of Significant Accounting Policies
Consolidation
Our consolidated financial statements include the accounts of the Company and our wholly-owned subsidiaries and reflect the elimination of all intercompany accounts and transactions. Our former investment in a variable interest entity of which we were the primary beneficiary is also consolidated. We reflected the remaining portion of the variable interest entity that is not wholly-owned as non-controlling interest related to our Hero Group (“Hero”) joint venture.
All sales and financing transactions with Dean Foods and its subsidiaries are considered to be settled for cash in the consolidated statement of cash flows at the time the transaction is recorded for periods prior to completion of our initial public offering. All transactions and balances between us and other wholly-owned subsidiaries of Dean Foods are reported in the consolidated financial statements.
Use of Estimates
The preparation of our consolidated financial statements in conformity with U.S. GAAP requires us to use our judgment to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of net sales and expenses during the reporting period. Actual results could differ from these estimates under different assumptions or conditions.
Cash and Cash Equivalents
As of December 31, 2013 and 2012, cash is comprised of cash held in bank accounts. We consider temporary investments with an original maturity of three months or less to be cash equivalents.

Inventories
Inventories are stated at the lower of cost or market. Our products are valued using the first-in, first-out method. The costs of finished goods inventories include raw materials, direct labor, indirect production, and overhead costs. Reserves for obsolete or excess inventory are not material.
Property, Plant, and Equipment
Property, plant, and equipment are stated at cost, plus capitalized interest on borrowings during the actual construction period of major capital projects. Expenditures for repairs and maintenance that do not improve or extend the life of the assets are expensed as incurred. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets, as follows:

Asset	Useful life
Buildings	15 to 40 years
Machinery and equipment	3 to 20 years
Computer software	3 to 8 years
Leasehold improvements	Over the shorter of the term of the applicable lease agreement or useful life
Goodwill and Intangible Assets
Our goodwill and identifiable intangible assets have resulted from acquisitions. Upon acquisition, the purchase price is first allocated to identifiable assets and liabilities, including customer-related intangible assets and trademarks, with any remaining purchase price recorded as goodwill. Goodwill and trademarks with indefinite lives are not amortized.
A trademark is determined to have an indefinite life if it has a history of strong sales and cash flow performance that we expect to continue for the foreseeable future. If these perpetual trademark criteria are not met, the trademarks are amortized over their expected useful lives. Determining the expected life of a trademark is based on a number of factors including the competitive environment, trademark history, and anticipated future trademark support.
Identifiable intangible assets, other than indefinite-lived trademarks, are typically amortized over the following range of estimated useful lives:

Asset	Useful life
Customer lists and relationships	3 to 15 years
Finite-lived trademarks	5 to 15 years
Impairment
In accordance with accounting standards related to goodwill and other intangibles assets, we do not amortize goodwill and other intangible assets determined to have indefinite useful lives. Instead, we conduct impairment tests on our goodwill and indefinite-lived trademarks annually in the fourth quarter and on an interim basis when circumstances indicate that the carrying value may not be recoverable. Our reporting units are based on our operating segments.
A qualitative assessment of goodwill was performed in 2013 and 2012. We assessed economic conditions and industry and market considerations, in addition to the overall financial performance of each of our reporting units. Based on the results of our assessment, we determined that it was not more likely than not that any of our reporting units had a carrying value in excess of its fair value. Accordingly, no further goodwill impairment testing was completed. We did not recognize any impairment charges related to goodwill during 2013, 2012, or 2011.
A qualitative assessment of indefinite-lived intangibles was performed during 2013. In 2012, a quantitative assessment of indefinite-lived intangibles was performed. We assessed economic conditions and industry and market considerations, in addition to the overall financial performance of each trade name. Based on the results of our assessment, we determined that it was not more likely than not that any of our trade names had a carrying value in excess of its fair value. Accordingly, no further indefinite-lived intangibles impairment testing was completed. We did not recognize any impairment charges related to indefinite-lived intangibles during 2013, 2012, or 2011.
Long-lived assets, including property, plant, and equipment and definite-lived intangible assets, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable and prior to any goodwill impairment test. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. There were no indicators of impairment, apart from our asset exit and disposal activities recorded in 2013, of long-lived assets identified in 2012 or 2011. See Note 3 “Asset Disposal and Exit Costs.”
Employee Benefit Plans
Prior to the Distribution, we participated in Dean Foods’ consolidated defined contribution plan and contributed to a multiemployer pension plan on behalf of some of our employees. Effective upon the Distribution, the Company implemented its own substantially similar employee benefit plans and our employees are no longer eligible to participate in Dean Foods’ plans. We also have four separate, stand-alone defined benefit pension plans as a result of the acquisition of Alpro on July 2, 2009, and we contribute to one multiemployer pension plan on behalf of certain of our North America employees.
We recognize the overfunded or underfunded status of defined benefit pension plans as an asset or liability on our consolidated balance sheets and recognize changes in the funded status in the year in which changes occur, through accumulated other comprehensive income (loss). The funded status is measured as the difference between the fair value of plan assets and benefit obligation (the projected benefit obligation for pension plans). Actuarial gains and losses and prior service costs and credits that have not been recognized as a component of net periodic benefit cost previously are recorded as a component of accumulated other comprehensive income (loss). Plan assets and obligations are measured as of December 31 of each year. See Note 15 “Employee Retirement Plans.”
Derivative Financial Instruments
We use derivative financial instruments for the purpose of hedging commercial risk exposures to fluctuations in interest rates, currency exchange rates and raw materials purchasing. Our derivative instruments are recorded in the consolidated balance sheets at fair value. For a derivative designated as a cash flow hedge, the effective portion of the derivative’s mark to fair value is initially reported as a component of accumulated other comprehensive earnings and subsequently reclassified into earnings when the hedged item affects earnings. The ineffective portion of the mark to fair value associated with all hedges is reported in earnings immediately. Derivatives that do not qualify for hedge accounting are marked to fair value with gains and losses immediately recorded in earnings. In the consolidated statements of cash flows, derivative activities are classified based on the items being hedged.
Realized gains and losses from hedges are classified in the consolidated statements of earnings consistent with the accounting treatment of the items being hedged. Upon the early designation of an effective derivative contract, the gains or losses are deferred in accumulated other comprehensive earnings until the originally hedged item affects earnings. Any gains or losses incurred after the designation date are reported in earnings immediately.
Share-Based Compensation
On August 7, 2012, the Dean Foods Compensation Committee, the Dean Foods board of directors, and our board of directors approved the terms of our 2012 Stock Incentive Plan (the “2012 SIP”). In connection with our initial public offering, 20 million shares of our Class A common stock were reserved for issuance under the 2012 SIP upon the exercise of future stock options, restricted stock units, or restricted stock that will be issued under our employee benefit plans. The purpose of the plan is to attract and retain non-employee directors, executive personnel, other key employees and consultants to motivate them by means of performance related incentives and to enable them to participate in our growth and financial success. Eligibility to participate in the 2012 SIP is limited to our employees (including officers and directors who are employees), non-employee directors, and consultants, and employees, non-employee directors, and consultants of our subsidiaries.
Share-based compensation expense is recognized ratably over the vesting period based on the grant date fair value. The fair value of option awards is estimated at the date of grant using the Black-Scholes valuation model. The fair value of restricted stock units (“RSUs”) is equal to the closing price of our common stock on the date of the grant. Compensation expense is recognized only for equity awards expected to vest. Share-based compensation expense is included within general and administrative expenses.
Pursuant to the SIP and in connection with our initial public offering, the Company granted equity to certain of our executive officers and employees (the “IPO Grants”). Prior to the Distribution, certain of the Company’s employees participated in share-based compensation plans sponsored by Dean Foods. These plans provided employees with RSUs, options to purchase shares of Dean Foods’ common stock, and other stock-based awards. Given that the Company’s employees directly benefit from participation in these plans, the expense incurred by Dean Foods for stock and options granted specifically to our employees has been reflected in the Company’s consolidated statements of operations for years ended December 31, 2013, 2012 and 2011. These amounts were based on the awards and terms previously granted to our employees, but may not reflect the equity awards or results that we would have experienced or expect to experience as a stand-alone public company. No new grants of Dean Foods’ equity were made to our employees after completion of our initial public offering.
On May 23, 2013 and in connection with the Distribution, all Dean Foods equity-based awards held by 162 of our non-employee directors and employees were converted into equity-based awards with respect to our Class A common stock. These Dean Foods equity-based awards included Dean Foods stock options (whether vested or unvested), unvested RSUs and unvested Dean Foods restricted stock awards held by our non-employee directors on the date of the Distribution. The options to purchase Dean Foods common stock held by our directors and employees were converted to options to purchase our Class A common stock in a manner that preserved the life and aggregate intrinsic value in the converted stock option and continued the same proportionate relationship between the exercise price and the value of our Class A common stock as existed with respect to the Dean Foods common stock immediately prior to the Distribution. The adjustment was effected based on a formula using the volume weighted average price of Dean Foods common stock and our Class A common stock during the five trading day period ended on the second trading day preceding the Distribution. The unvested Dean Foods RSUs held by our directors and employees were converted to WhiteWave RSUs in a manner that, on a unit-by-unit basis, preserved the life and intrinsic value of each outstanding Dean Foods RSU (determined using the same volume weighted average values as described above). The unvested Dean Foods phantom shares held by our employees were converted to WhiteWave phantom shares in a manner that, on a unit-by-unit basis, preserved the life and intrinsic value of each outstanding Dean Foods phantom share (determined using the same volume weighted average values as described above). Dean Foods restricted stock awards held by our directors on the date of the Distribution were converted into restricted stock awards with respect to our Class A common stock by (i) applying the same volume weighted average values as described above and (ii) subtracting any shares of our Class A common stock and Class B common stock received by our directors in the Distribution in respect of such Dean Foods restricted stock awards. We did not recognize any incremental expense in connection with the conversion of Dean Foods’ equity-based awards into WhiteWave awards as all other terms remained the same. See Note 13 “Share-Based Compensation.”
Revenue Recognition, Sales Incentives and Trade Accounts Receivable
Sales are recognized when persuasive evidence of an arrangement exists, the price is fixed or determinable, the product has been delivered to the customer, and there is a reasonable assurance of collection of the sales proceeds. Sales are recorded net of allowances for returns, trade promotions, and other discounts. We routinely offer sales incentives and discounts through various regional and national programs to our customers and to consumers. These programs include rebates, shelf-price reductions, in-store display incentives, coupons, and other trade promotional activities. These programs, as well as amounts paid to customers for shelf-space in retail stores, are considered reductions in the price of our products and thus are recorded as reductions to gross sales. Some of these incentives are recorded by estimating incentive costs based on our historical experience and expected levels of performance of the trade promotion. We maintain allowances at the end of each period for the estimated incentive costs incurred but unpaid for these programs, which are recorded as a reduction in our trade accounts receivable balance. Differences between estimated and actual incentive costs are normally not material and are recognized in earnings in the period such differences are determined.
We generally provide credit terms to customers of net 10 days, from invoice date in the U.S. In Europe, however, terms vary by country. We perform ongoing credit evaluations of our customers and maintain allowances for potential credit losses based on our historical experience. Bad debt expense associated with uncollectible accounts for the years ended December 31, 2013, 2012 and 2011 were immaterial. Estimated product returns historically have not been material.
Related Party Sales and Transitional Sales Fees
Sales to wholly-owned subsidiaries of Dean Foods of raw materials and the finished products that we manufacture have been reflected as related party sales in our consolidated statements of operations through the Distribution date.
In connection with our initial public offering, we entered into an agreement with Morningstar Foods, LLC (“Morningstar”), pursuant to which it transferred back to us responsibility for its sales and associated costs of certain WhiteWave products. Morningstar remitted to us the cash representing the net profit collected from these product sales until such time as the sales were transitioned to us. The net effect of the agreement is reflected as transitional sales fees in our consolidated statements of operations. We also entered into an agreement with Morningstar pursuant to which we transferred to Morningstar responsibility for the sales and associated costs of our aerosol whipped topping and other non-core products. During this transition, we provided certain services to Morningstar which included, but were not limited to, taking and filling orders, collecting receivables and shipping products to customers. We remitted to Morningstar the net profit associated with these product sales until the sales transitioned to Morningstar. See Note 4 “Transactions with Morningstar Foods, LLC.”
Advertising Expense

We market our products through advertising and other promotional activities, including media and agency. Advertising expense is charged to income during the period incurred, except for expenses related to the development of a major commercial or media campaign which are charged to income during the period in which the advertisement or campaign is first presented to the public. Advertising expense totaled $169.5 million, $172.6 million, and $138.9 million in 2013, 2012, and 2011, respectively, and is included in selling and distribution in our consolidated statements of operations. Prepaid advertising was $0.3 million and $1.3 million as of December 31, 2013 and 2012, respectively.
Shipping and Handling Fees
Our shipping and handling costs are included in both cost of sales and selling and distribution expense, depending on the nature of such costs. In cost of sales, we include inventory warehouse costs and product loading and handling costs at Company-owned facilities. Costs associated with shipping products to customers through third-party carriers and third-party inventory warehouse costs are included in selling and distribution expense and totaled $247.5 million, $214.1 million, and $171.9 million in 2013, 2012, and 2011, respectively.
Insurance Accruals
We retain selected levels of property and casualty risks, employee health care and other casualty losses. Many of these potential losses are covered under conventional insurance programs with third-party carriers with high deductible limits. In other areas, we are self-insured with stop-loss coverage. Accrued liabilities for incurred but not reported losses related to these retained risks are calculated based upon loss development factors which contemplate a number of factors including claims history and expected trends. These loss development factors are developed in consultation with external insurance brokers and actuaries.
At December 31, 2013 and 2012, we recorded accrued liabilities related to these retained risks in the amounts of $3.0 million and $1.9 million, respectively, including both current and long-term liabilities.
Research and Development
Our research and development activities primarily consist of generating and testing new product concepts, new flavors, and packaging and are primarily internal. We expense research and development costs as incurred and they primarily relate to compensation, facility costs and purchased research and development services, materials and supplies. Our total research and development expense was $13.4 million, $12.3 million, and $11.1 million for 2013, 2012, and 2011, respectively. Research and development costs are included in general and administrative expenses in our consolidated statements of operations.
Foreign Currency Translation
The financial statements of our foreign subsidiaries are translated to U.S. Dollars. The functional currency of our foreign subsidiaries is generally the local currency of the country. Accordingly, assets and liabilities of the foreign subsidiaries are translated to U.S. Dollars at period-end exchange rates. Income and expense items are translated at the average rates prevailing during the period. Changes in exchange rates that affect cash flows and the related receivables or payables are recognized as transaction gains and losses. Our transaction gains and losses are reflected in general and administrative expense in our consolidated statements of operations. The cumulative translation adjustment in accumulated other comprehensive income (loss) reflects the unrealized adjustments resulting from translating the financial statements of our foreign subsidiaries.
Income Taxes
Our income tax provision has been prepared on a separate return basis as if the Company was a stand-alone entity for periods prior to the Distribution. Prior to the Distribution, the Company was included in the Dean Foods’ U.S. consolidated federal income tax return and also filed some state income tax returns on a combined basis with Dean Foods. For periods subsequent to the Distribution, the Company will file its own U.S. federal and state income tax returns. In addition, as a result of being included in the Dean Foods’ U.S. consolidated federal income tax return and Dean Foods’ payment of domestic taxes, federal and state current income taxes payable for periods prior to the completion of our initial public offering on October 31, 2012, are included in Dean Foods’ net investment in the Company’s consolidated statements of shareholders’ equity. As part of the tax matters agreement with Dean Foods, the Company has agreed to reimburse Dean Foods and Dean Foods has agreed to reimburse the Company, as applicable, for any pre-Distribution domestic tax liabilities that may be redetermined by a taxing authority in the future. Foreign income tax liabilities are paid by the Company and therefore are included in income taxes payable in the consolidated balance sheets. All of our wholly-owned domestic operating subsidiaries are included in the preparation of our U.S. federal consolidated tax calculation. Our foreign subsidiaries are required to file local jurisdiction income tax returns with respect to their operations, the earnings from which are expected to be reinvested indefinitely. At December 31, 2013, no provision had been made for U.S. federal or state income tax on approximately $123.2 million of accumulated foreign earnings as they are considered to be permanently reinvested outside the U.S. Computation of the potential deferred tax liability associated with these undistributed earnings and other basis differences is not practicable.
Deferred income taxes arise from temporary differences between amounts recorded in the consolidated financial statements and tax bases of assets and liabilities using enacted tax rates in effect for the years in which the differences are expected to reverse. Valuation allowances are recognized to reduce deferred tax assets to the amount that will more likely than not be realized.
We recognize the income tax benefit from an uncertain tax position when it is more likely than not that, based on technical merits, the position will be sustained upon examination, including resolutions of any related appeals or litigation processes.
Recent Accounting Pronouncements
In July 2013, the FASB issued ASU No. 2013-11, Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or Tax Credit Carryforward Exists. ASU 2013-11 requires that an unrecognized tax benefit, or a portion of an unrecognized tax benefit, should be presented in the financial statements as a reduction to a deferred tax asset for a net operating loss carryforward, a similar tax loss, or a tax credit carryforward, with certain exceptions. ASU 2013-11 is effective for the Company in the period beginning January 1, 2014 and the Company does not anticipate that the adoption of this standard will have a material impact on its consolidated financial statements.
In March 2013, the FASB issued ASU No. 2013-5, Foreign Currency Matters (Topic 830), clarifying the applicable guidance for the release of the cumulative translation adjustment. ASU 2013-5 is effective for the Company in the period beginning January 1, 2014. The Company does not expect the adoption of this update to have a material effect on the consolidated financial statements.
In February 2013, the FASB amended the disclosure requirements regarding the reporting of amounts reclassified out of accumulated other comprehensive income. The amendment does not change the current requirement for reporting net income or other comprehensive income, but requires additional disclosures about items reclassified out of accumulated other comprehensive income, including changes in balances by component, significant items reclassified out of accumulated other comprehensive income and the income statement line items impacted by the reclassifications. We adopted this standard effective January 1, 2013. See Note 14 “Accumulated Other Comprehensive Loss.” Other than the additional disclosure requirements, the adoption of this standard did not have a material impact on our consolidated financial statements.
In July 2012, the FASB issued an Accounting Standards Update related to “Testing Indefinite-Lived Intangibles for Impairment.” The purpose of the update is to simplify the guidance for testing indefinite-lived intangible assets for impairment and permits entities to first assess qualitative factors to determine whether it is necessary to perform the quantitative impairment test. Unless an entity determines, through its qualitative assessment, that is more likely than not that an indefinite-lived intangible asset is impaired, it would not be required to calculate the fair value of the asset. This standard is effective for annual and interim impairment tests of indefinite-lived intangible assets performed in fiscal years beginning after September 15, 2012, and early adoption is permitted. We adopted this standard as of January 1, 2013 and its adoption did not have a material effect on our consolidated financial statements.
3. Asset Disposal and Exit Costs
During the fourth quarter of 2013, management approved a plan to sell the operations of SoFine Foods BV (“SoFine”), a wholly-owned subsidiary that operates a soy-based meat-alternatives business in the Netherlands. Management’s intention to pursue a sale is based on the strategic decision to exit this non-core business of the Europe segment. As a result, a write-down of $9.8 million was recorded in the fourth quarter of 2013. This charge is included in asset disposal and exit costs in our consolidated statements of operations. SoFine’s assets and liabilities are included in the Europe segment and the fair value was determined based on the estimated selling price, less cost to sell. The disposition of the SoFine business is expected to be completed in the next 60 days. The net assets and liabilities held for sale and operating results of SoFine are immaterial.
During the third quarter of 2013, management approved a plan to sell the assets of its dairy farm located in Idaho. Management’s decision to pursue a sale is based on the strategic decision to focus on North America’s core processing, marketing and distribution capabilities. The assets were classified as held for sale at $40.5 million representing their fair value, net of estimated costs to sell, as of September 30, 2013. As a result, a non-cash write-down of $7.4 million was recorded during the third quarter of 2013. This charge is included in asset disposal and exit costs in our consolidated statements of operations. The Idaho dairy farm assets were included in the North America segment and the fair value was determined based on the estimated selling price, less cost to sell.
In the fourth quarter of 2013, in conjunction with the final sale of the Idaho dairy farm, we recorded an additional write-down of $3.7 million for a total impairment charge of $11.1 million included in asset disposal and exit costs in our consolidated statement of operations. Cash received at time of sale was $31.0 million, net of disposal costs. In addition, we recorded a note receivable for $6.4 million which is expected to be collected in the first half of 2014.
In addition, we recorded a charge of $3.3 million related to lease liabilities, severance and related costs in connection with the Idaho dairy farm sale. This charge is included in asset disposal and exit costs in our consolidated statement of operations and relate to our North America segment. Liabilities recorded and the changes therein for year ended December 31, 2013 were as follows:

	Costs incurred and charged to expense	Costs paid or otherwise settled	Balance at December 31,
			2013
	(In thousands)
Lease liability	$2,674	$—	$2,674
Severance and related costs	632	—	632
Total	$3,306	$—	$3,306
These balances reflect our total estimated future cash payments. We expect cash payments for the lease liability and severance and related costs to be completed in the next 12 months.
4. Transactions with Morningstar Foods, LLC (“Morningstar”)
On January 3, 2013 Dean Foods sold its wholly-owned subsidiary Morningstar to an unaffiliated third party, and therefore Morningstar is no longer considered a related party. In connection with this sale, we modified certain of the commercial agreements between us and Morningstar. These modifications, with the exception of the Morningstar Asset Purchase Agreement, are primarily timing modifications and will not have a material impact on our results of operations.
Morningstar Asset Purchase Agreement
In connection with Dean Foods’ sale of Morningstar, we agreed to terminate an option to purchase plant capacity and property at a Morningstar facility, sell to Morningstar certain manufacturing equipment used to produce certain WhiteWave products, and execute certain other transactions. The agreement was executed on December 2, 2012, but became effective on January 3, 2013, immediately prior to the completion of Dean Foods’ sale of Morningstar, and we received proceeds of $60 million as consideration. This transaction was accounted for as a contribution to equity and a purchase by Dean Foods. The proceeds were used to repay a portion of the outstanding balance under the senior secured credit facilities.
Transitional Sales Agreements
In connection with and effective as of our initial public offering, we entered into an agreement with Morningstar, a then wholly-owned Dean Foods subsidiary, pursuant to which Morningstar transferred back to us responsibility for sales and associated costs of certain WhiteWave products over a term of up to nine months after the completion of the Morningstar sale. During the year ended December 31, 2013, Morningstar provided certain transitional services to us which included, but were not limited to, taking and filling orders, collecting receivables, and shipping products to our customers. Morningstar remitted to us the cash representing the net profit collected from these product sales until such time as the sales transitioned to us. The net effect of the agreement is reflected as transitional sales fees of $1.5 million in our consolidated statement of operations for the year ended December 31, 2013. The sales transition was substantially completed during the early part of the second quarter of 2013.
We also entered into an agreement with Morningstar pursuant to which we transferred to Morningstar responsibility for the sales and associated costs of our aerosol whipped topping and other non-core products. Per the agreement, we provided certain transitional services to Morningstar which included, but were not limited to, taking and filling orders, collecting receivables and shipping products to customers. We remitted to Morningstar the net profit associated with these product sales until such time as the sales were transitioned to Morningstar. The net fees remitted for the year ended December 31, 2013 were $0.7 million. The services transition was substantially completed during the early part of the second quarter of 2013.
5. Discontinued Operations
Hero Joint Venture’s Discontinued Operations
In the second quarter of 2011, we began evaluating strategic alternatives related to our joint venture with Hero. During the third quarter of 2011, due to continued poor performance by the venture and a desire on our part to invest in core operations, a recommendation was made to, and approved by, the joint venture partners to wind down the joint venture operations during the fourth quarter of 2011. In conjunction with this action plan, we wrote down the value of the joint venture’s long-lived assets to fair value less costs to sell as of September 30, 2011. At the end of 2012, the Hero joint venture wind down was completed. Our Hero operations have been classified as discontinued operations in our consolidated financial statements for the years ended December 31, 2012 and 2011. The following is a summary of the operating results of our discontinued operations:

	Year ended December 31,
	2012	2011
	(In thousands)
Operations:
Net sales	$—	$8,614
Income (loss) before income taxes	2,559	(33,100)
Income tax (expense) benefit	(503)	5,995
Net income (loss)	2,056	(27,105)
Net income (loss) attributable to non-controlling interest	1,279	(16,550)
During 2012 and 2011, Hero made cash contributions to the joint venture of $1.9 and $6.8 million, respectively. As part of the joint venture wind down in 2012, we made distributions of $8.0 million to Hero.
Other Discontinued Operations
During the second quarter of 2010, we committed to a plan to sell the business operations of Rachel’s, which provided organic branded dairy-based chilled yogurt, milk, and related dairy products primarily in the United Kingdom. In September 2011, we recorded an additional gain of $3.6 million on the sale of Rachel’s as a result of working capital cash settlement, and in 2012, we recorded tax expense of $0.2 million related to the gain on sale of Rachel’s. These have been recorded in gain on sale of discontinued operations, net of tax, in our consolidated statements of operations.
In relation to other prior discontinued operations, we recorded a tax benefit in 2012 of $0.6 million due to the release of a liability for an uncertain tax position. This has been recorded in gain on sale of discontinued operations in our consolidated statements of operations.
6. Inventories
Inventories consisted of the following:

	December 31,
	2013	2012
	(In thousands)
Raw materials and supplies	$67,956	$71,548
Finished goods	90,613	75,099
Total	$158,569	$146,647
7. Property, Plant, and Equipment

	December 31,
	2013	2012
	(In thousands)
Land	$38,968	$49,334
Buildings	295,057	285,190
Machinery and equipment	696,513	644,575
Leasehold improvements	10,136	9,355
Construction in progress	59,584	29,472
	1,100,258	1,017,926
Less accumulated depreciation	(440,575)	(393,284)
Total	$659,683	$624,642
Depreciation expense was $79.0 million, $71.8 million, and $65.4 million in 2013, 2012, and 2011, respectively.
For 2013 and 2012, we capitalized $0.8 million and $0.5 million, respectively, in interest related to borrowings during the actual construction period of major capital projects, which is included as part of the cost of the related asset.
8. Goodwill and Intangible Assets
The changes in the carrying amount of goodwill for the years ended December 31, 2013 and 2012 are as follows:

	North America	Europe	Total
	(In thousands)
Balance at January 1, 2012	$600,316	$162,020	$762,336
Foreign currency translation	—	3,250	3,250
Balance at December 31, 2012	$600,316	$165,270	$765,586
Foreign currency translation	—	6,757	6,757
Balance at December 31, 2013	$600,316	$172,027	$772,343
There were no impairment charges related to goodwill during 2013, 2012, or 2011.
The gross carrying amount and accumulated amortization of our intangible assets other than goodwill as of December 31, 2013 and 2012 are as follows:

	December 31,
	2013			2012
	Gross carrying amount	Accumulated amortization	Net carrying amount	Gross carrying amount	Accumulated amortization	Net carrying amount
	(In thousands)
Intangible assets with indefinite lives:
Trademarks(1)	$354,527	$—	$354,527	$350,725	$—	$350,725
Intangible assets with finite lives:
Customer-related and other(1)	39,221	(17,826)	21,395	37,644	(14,714)	22,930
Trademarks	968	(963)	5	968	(962)	6
Total	$394,716	$(18,789)	$375,927	$389,337	$(15,676)	$373,661
___________________________

(1)	The increase in the carrying amount of intangible assets with indefinite lives is the result of foreign currency translation adjustments.
Amortization expense on finite-lived intangible assets for the years ended December 31, 2013, 2012, and 2011 was $2.9 million, $2.5 million, and $2.6 million, respectively. Estimated aggregate finite-lived intangible asset amortization expense for the next five years is as follows (in millions):

2014	$2.9
2015	2.8
2016	2.5
2017	2.5
2018	2.5
9. Accounts Payable and Accrued Expenses
Accounts payable and accrued expenses for the years ended December 31, 2013 and 2012 consisted of the following:

	December 31,
	2013	2012
	(In thousands)
Accounts payable	$234,462	$174,089
Payroll and benefits	60,276	68,255
Accrued marketing and advertising	4,063	10,241
Current derivative liability (Note 12)	18,889	18,751
Other accrued liabilities	39,416	24,528
Total	$357,106	$295,864
10. Income Taxes
Our provision for income taxes has been prepared on a separate return basis as if the Company was a stand-alone entity for periods prior to the Distribution. For periods prior to the Distribution, the Company is included in the Dean Foods’ U.S. consolidated federal income tax return and also files some U.S. state income tax returns on a combined basis with Dean Foods. Our foreign subsidiaries file local income tax returns in the jurisdictions in which they operate.
The Company completed a number of transactions with Dean Foods under the tax matters agreement and in connection with the spin-off, including the transfer of deferred tax assets and liabilities prior to or at spin date. As a result of these transactions, $13.3 million of net distributions are reflected in contributions to equity in the consolidated statements of shareholders’ equity. In addition, $3.5 million of our income tax payable is reflected as a reduction to contributions to equity in the consolidated statements of shareholders’ equity as a result of being included in the Dean Foods’ U.S. consolidated federal income tax return, Dean Foods’ payment of domestic taxes through the IPO date, and the settlement of our 2012 tax sharing true-up payments with Dean Foods.
Income from continuing operations before income taxes is comprised of the following:

	Year Ended December 31
	2013	2012	2011
	(In thousands)
Domestic	$124,441	$149,417	$138,410
Foreign	18,793	19,955	28,013
Income from continuing operations before income taxes	$143,234	$169,372	$166,423
Income tax expense consists of the following components:

	Year Ended December 31
	2013	2012(1)	2011(2)
	(In thousands)
Current income taxes:
Federal	$34,219	$45,121	$15,737
State	7,937	8,581	5,411
Foreign	2,082	2,394	430
Total current income tax expense	44,238	56,096	21,578
Deferred income taxes:
Federal	2,072	3,454	28,954
State	(1,990)	(636)	2,551
Foreign	(127)	(2,056)	(994)
Total deferred income tax expense (benefit)	(45)	762	30,511
Total income tax expense	$44,193	$56,858	$52,089
___________________________

(1)	Excludes $0.1 million in income tax expense related to discontinued operations.

(2)	Excludes $5.5 million in income tax benefit related to discontinued operations.
A reconciliation of the statutory U.S. federal tax rate to the Company’s effective tax rate is as follows:

	Year Ended December 31
	2013	2012	2011
Tax expense at statutory rate of 35%	35.0%	35.0%	35.0%
State income taxes	3.5%	4.0%	3.5%
Foreign taxes versus U.S. statutory rate	(5.3)%	(3.5)%	(4.6)%
SoFine write-down	2.4%	0.0%	0.0%
U.S. manufacturing deduction	(2.4)%	(2.1)%	(0.7)%
Deferred tax rate adjustments	(1.8)%	(1.1)%	(0.1)%
Uncertain tax positions	(0.1)%	(0.8)%	(2.1)%
Non deductible transaction costs	0.0%	2.7%	0.0%
Other	(0.4)%	(0.6)%	0.3%
Effective tax rate	30.9%	33.6%	31.3%
In the table above, the amounts for uncertain tax positions and deferred tax rate adjustments include amounts related to state and foreign income taxes.
The tax effects of temporary differences giving rise to deferred income tax assets (liabilities) were:

	December 31,
	2013(1)	2012(2)
	(In thousands)
Deferred income tax assets:
Share-based compensation	$21,630	$6,578
Derivative instruments	16,616	24,861
Accrued liabilities	10,188	6,844
Inventories	4,390	4,140
Receivables	3,375	3,303
Net operating loss carryforwards	2,695	5,459
Other	1,617	1,574
Valuation allowances	(126)	(524)
Total deferred income tax assets	60,385	52,235
Deferred income tax liabilities:
Intangible assets	(163,286)	(139,062)
Property, plant and equipment	(108,276)	(110,414)
Total deferred income tax liabilities	(271,562)	(249,476)
Net deferred income tax liability	$(211,177)	$(197,241)
___________________________

(1)	Includes $0.8 million of deferred tax assets related to uncertain tax positions.

(2)	Includes $1.2 million of deferred tax assets related to uncertain tax positions.
The net deferred income tax assets (liabilities) shown above are classified in our consolidated balance sheets as follows:

	December 31,
	2013	2012
	(In thousands)
Current assets	$26,588	$21,044
Noncurrent liabilities	(237,765)	(218,285)
Total	$(211,177)	$(197,241)
At December 31, 2013, we had $2.7 million of tax-effected state and foreign net operating loss carryforwards, some of which are subject to certain limitations and begin to expire in 2017. A valuation allowance of $0.1 million has been established at December 31, 2013 because we do not believe it is more likely than not that all of the deferred tax assets related to the state net operating loss carryforwards will be realized prior to expiration.
The following is a reconciliation of the beginning and ending gross unrecognized tax benefits, recorded in our consolidated balance sheets:

	2013	2012	2011
	(In thousands)
Balance at January 1	$10,433	$12,573	$39,862
Increases in tax positions for current year	1,756	20	772
Increases in tax positions for prior years	1,562	459	1,086
Decreases in tax positions for prior years	(2,565)	(608)	(28,451)
Settlement of tax matters	(5,992)	(834)	(696)
Lapse of applicable statutes of limitations	(1,319)	(1,177)	—
Balance at December 31	$3,875	$10,433	$12,573
The additions to unrecognized tax benefits are attributable to U.S. federal and state and foreign tax matters. The settlement of tax matters in 2013 is primarily from the closing of taxing authority examinations related to the Alpro acquisition in 2009, which was substantially offset by the use of adjustments associated with transfer pricing assets.

Of the balance of unrecognized tax benefits at December 31, 2013, $3.9 million would impact our effective tax rate when released. Any changes to our liability for unrecognized tax benefits is not expected to have a material effect on our financial condition, results of operations or liquidity.
We recognize accrued interest related to uncertain tax positions as a component of income tax expense. Penalties, if incurred, are recorded in general and administrative expenses in our consolidated statements of operations. Income tax expense for 2013, 2012, and 2011 included interest expense (income), of $0.1 million, ($0.6) million, and $nil, respectively. Our liability for uncertain tax positions included accrued interest of $0.4 million and $0.3 million at December 31, 2013 and 2012, respectively.
Dean Foods’ U.S. federal income tax returns have been audited through 2011. However, the statute for potential adjustments for the years 2007-2011 remains open, pending further administrative reviews. State income tax returns are generally subject to examination for a period of three to five years after filing. Our foreign income tax returns are generally subject to examination for a period of one to five years after filing. We have various income tax returns in the process of examination, appeals or settlement.
11. Debt and Allocated Portion of Dean Foods’ Debt

	December 31,
	2013			2012
	Amount outstanding	Interest rate		Amount outstanding	Interest rate
	(In thousands, except percentages)
Senior secured credit facilities	$662,650	1.76%	*	$780,550	2.20%	*
Less current portion	(15,000)			(15,000)
Total long-term debt	$647,650			$765,550
___________________________

*	Represents a weighted average rate, including applicable interest rate margins, for the senior secured revolving credit facility, Term Loan A-1, and Term Loan A-2.
Senior Secured Credit Facilities
On October 12, 2012, we entered into a credit agreement, among us, the subsidiary guarantors listed therein, Bank of America, N.A., as administrative agent, JPMorgan Chase Bank, N.A., as syndication agent, and the other lenders party thereto. The Credit Agreement governs our senior secured credit facilities, consisting of a five-year revolving credit facility in a principal amount of $850 million, an original five-years $250 million term loan A-1, and an original seven-year $250 million term loan A-2. We capitalized $12.4 million of deferred financing fees, which are being amortized over the term of the respective credit or term loan facility. Deferred financing fees are included in identifiable intangible and other assets in our consolidated balance sheets.
The senior secured credit facilities are secured by security interests and liens on substantially all of our assets and the assets of our domestic subsidiaries. The senior secured credit facilities are guaranteed by our material domestic subsidiaries. Borrowings under our senior secured credit facilities currently bear interest at a rate of LIBOR plus 1.50% per annum or, in the case of the $250 million term loan A-2 facility, LIBOR plus 1.75% per annum. As of December 31, 2013, we were in compliance with all debt covenants.
As of December 31, 2013, we had outstanding borrowings of $662.7 million under our $1.35 billion senior secured credit facilities, of which $485.0 million consists of term loan borrowings and $177.7 million consists of borrowing under the $850 million revolving portion of our senior secured credit facilities. Our outstanding line of credit balance was $4.8 million. We had additional borrowing capacity of $667.5 million under our senior secured credit facilities, which amount will vary over time depending on our financial covenants and operating performance.
The scheduled maturities of long-term debt at December 31, 2013, were as follows (in thousands):

	Total	Term Loan A-1	Term Loan A-2	Revolving Credit Facility
2014	$15,000	$12,500	$2,500	$—
2015	21,250	18,750	2,500	—
2016	21,250	18,750	2,500	—
2017	190,000	187,500	2,500	—
2018	180,150	—	2,500	177,650
Thereafter	235,000	—	235,000	—
Total outstanding debt	$662,650	$237,500	$247,500	$177,650
In conjunction with the January 2, 2014 acquisition of Earthbound Farm, see Note 20 “Subsequent Events”, under the terms of the Credit Agreement, we entered into an Incremental Term Loan Agreement to establish a new incremental seven-year term loan A-3 facility in an aggregate principal amount of $500.0 million (the “Incremental Term Loan Agreement”) that currently bear interest at a rate of LIBOR plus 2.00% per annum. We capitalized $3.3 million of deferred financing fees, which are being amortized over the term of the term loan facility. Deferred financing fees are included in identifiable intangible and other assets in our consolidated balance sheets. We also amended the Credit Agreement on January 2, 2014, in order to, among other things, reset an accordion feature that allows for our senior secured credit facilities to be increased by up to $500 million and increase the limit of swing line loans to $85 million.
As of January 2, 2014, the terms of the senior secured credit facilities include the following:

•	allows up to $75 million of letters of credit and up to $85 million of swing line loans under the revolving credit facility;

•	maturity on October 31, 2017 for the term loan A-1 and revolving credit facility, October 31, 2019 for the term loan A-2 facility and January 2, 2021 for the term loan A-3;

•
required amortization repayment in quarterly installments of the following amounts on the $250 million term loan A-1 facility: $12.5 million in 2014, $18.75 million in 2015 and 2016, and $25.0 million in 2017 with the balance at maturity, in the case of the $250 million term loan A-2 facility, $2.5 million in 2014 through 2019 with the balance at maturity, and in the case of the $500 million term loan A-3 facility, $5.0 million in 2014 through 2020 with the balance at maturity;

•	an accordion feature allowing, under certain circumstances, the maximum principal amount of the senior secured credit facilities to be increased by up to $500 million, subject to lender commitments;

•	mandatory prepayments in the event of certain asset sales and receipt of insurance proceeds;

•	customary representations and warranties that are made upon each borrowing under the senior secured credit facilities;

•
customary affirmative and negative covenants for agreements of this type, including delivery of financial and other information, compliance with laws, further assurances, and limitations with respect to indebtedness, liens, fundamental changes, restrictive agreements, dispositions of assets, acquisitions and other investments, sale leaseback transactions, conduct of business, transactions with affiliates, and restricted payments; and

•
financial covenants pertaining to (a) a maximum consolidated net leverage ratio initially set at 4.25 to 1.00 and stepping down to 4.00 to 1.00 beginning March 31, 2014 and then to 3.75 to 1.00 beginning March 31, 2015 and thereafter (subject to our right to increase such ratio by 0.50 to 1.00, but not to exceed 4.50 to 1.00, for the next four fiscal quarters following any permitted acquisition for which the purchase consideration equals or exceeds $50 million and results in a pro forma net leverage ratio that is within 0.25 to 1.00 of the covenant then in effect) and (b) a minimum consolidated interest coverage ratio set at 3.00 to 1.00.

The acquisition of Earthbound Farm was partially funded by approximately $615 million in new borrowings under the senior secured credit facilities, including the $500 million incremental term loan A-3 facility. The incremental term loan agreement increases the amount of our senior secured credit facilities commitments to a current aggregate of $1.84 billion. After giving effect to the acquisition, the outstanding principal amount of borrowings under the senior secured credit facilities is approximately $1.28 billion. The scheduled maturities of long-term debt at January 31, 2014, were as follows (in thousands):

	Total	Term Loan A-1	Term Loan A-2	Term Loan A-3	Revolving Credit Facility
2014	$20,000	$12,500	$2,500	$5,000	$—
2015	26,250	18,750	2,500	5,000	—
2016	26,250	18,750	2,500	5,000	—
2017	195,000	187,500	2,500	5,000	—
2018	299,490	—	2,500	5,000	291,990
Thereafter	710,000	—	235,000	475,000	—
Total outstanding debt	$1,276,990	$237,500	$247,500	$500,000	$291,990
Receivables-Backed Facility
In 2004, we began participating in Dean Foods’ receivables-backed facility. We sold certain of our accounts receivable to a wholly-owned entity that is intended to be bankruptcy-remote. The entity transferred the receivables to third-party asset-backed commercial paper conduits sponsored by major financial institutions. The securitization was treated as borrowing for accounting purposes. We were the beneficiary and obligor for all borrowings and repayments under our portion of the Dean Foods facility.
During 2012, we borrowed $150.7 million and subsequently repaid $166.7 million under the facility. In connection with our initial public offering, effective September 1, 2012, we are no longer a participant in the Dean Foods receivables securitization program. Receivables sold by us to the entity on or prior to August 31, 2012 will continue to be collected by Dean Foods; however, any receivables generated by us subsequent to September 1, 2012 were not sold into the receivables securitization program.
Alpro Revolving Credit Facility
In 2011 and 2012, Alpro maintained a revolving credit facility not to exceed €1 million ($1.4 million) (or its currency equivalent). On December 9, 2013, we increased the facility to an amount not to exceed €10 million ($13.7 million) (or its currency equivalent). The facility is unsecured and is guaranteed by various Alpro subsidiaries. The subsidiary revolving credit facility is available for working capital and other general corporate purposes of Alpro and for the issuance of up to €10 million ($13.7 million) (or its currency equivalent) letters of credit. At December 31, 2013 and December 31, 2012, there were no outstanding borrowings under this facility. Principal payments, if any, are due under the subsidiary revolving credit facility upon maturity on December 9, 2014.
Allocated Portion of Dean Foods’ Debt (Senior Secured Credit Facility)
On July 2, 2009, we were allocated $440.3 million from the Dean Foods senior secured credit facility to fund our acquisition of Alpro. Prior to completion of our initial public offering, interest expense had been allocated based on the historical interest rates of the Dean Foods senior secured credit facility and totaled $9.9 million, and $13.2 million in 2012 and 2011, respectively. Debt issuance costs were allocated in the same proportion as debt and recorded as a non-current asset included in our consolidated balance sheets. Upon completion of our initial public offering, the principal balances associated with this allocated portion of the Dean Foods senior secured credit facility were settled as a contribution to our capital from Dean Foods. Our guarantee of Dean Foods’ senior secured credit facility also terminated upon completion of our initial public offering. See Note 18 “Related Party Transactions — Guarantees.”
12. Derivative Financial Instruments and Fair Value Measurement
Interest Rates
In connection with our initial public offering, on October 31, 2012, Dean Foods novated to us certain of its interest rate swaps (the “2017 swaps”) with a notional value of $650 million and a maturity date of March 31, 2017. We are now the sole counterparty to the financial institutions under these swap agreements and are directly responsible for any required future settlements, and the sole beneficiary of any future receipts of funds, pursuant to their terms. We are subject to market risk with respect to changes in the underlying benchmark interest rate that impact the fair value of the interest rate swaps.
The following table summarizes the terms of the interest rate swap agreements as of December 31, 2013:

Fixed Interest Rates	Expiration Date	Notional Amount
		(In thousands)
2.75% to 3.19%	March 31, 2017	$650,000

We have not designated such contracts as hedging instruments; therefore, the interest rate swap agreements are marked to market at the end of each reporting period and a derivative asset or liability is recorded on our consolidated balance sheet. Gains on these contracts were $3.4 million for the year ended December 31, 2013 and losses on these contracts were $1.2 million for the year ended December 31, 2012. Gains and losses are recorded in other (income) expense in our consolidated statements of operations. A summary of these open swap agreements recorded at fair value in our consolidated balance sheets at December 31, 2013 and 2012 is included in the table below.
Credit risk under these arrangements is believed to be remote as the counterparties to the interest rate swap agreements are major financial institutions; however, if any of the counterparties to the swap agreements become unable to fulfill their obligation, we may lose the financial benefits of these arrangements.
Commodities
We are exposed to commodity price fluctuations, including for organic and conventional milk, butterfat, almonds, organic and non-genetically modified (“non-GMO”) soybeans, sweeteners, and other commodity costs used in the manufacturing, packaging, and distribution of our products, including utilities, natural gas, resin, and diesel fuel. To secure adequate supplies of materials and bring greater stability to the cost of ingredients and their related manufacturing, packaging, and distribution, we routinely enter into forward purchase contracts and other purchase arrangements with suppliers. Under the forward purchase contracts, we commit to purchasing agreed-upon quantities of ingredients and commodities at agreed-upon prices at specified future dates. The outstanding purchase commitment for these commodities at any point in time typically ranges from one month’s to one year’s anticipated requirements, depending on the ingredient or commodity, but can be longer in limited cases. These contracts are considered normal purchases.
In addition to entering into forward purchase contracts, from time to time we may purchase over-the-counter contracts from our qualified financial institutions for commodities associated with the production and distribution of our products. Certain of the contracts offset the risk of increases in our commodity costs and are designated as cash flow hedges when appropriate. These contracts are recorded as an asset or liability in our consolidated balance sheets at fair value, with an offset to accumulated other comprehensive income (loss) to the extent the hedge is effective. Derivative gains and losses included in other comprehensive income are reclassified into earnings as the underlying transaction occurs. Any ineffectiveness in our commodity hedges is recorded as an adjustment to distribution expense or cost of sales, depending on commodity type, in our consolidated statements of operations. There was no material hedge ineffectiveness related to our commodities contracts designated as hedging instruments during the years ended December 31, 2013 and 2012. A summary of our open commodities contracts recorded at fair value in our consolidated balance sheets at December 31, 2013 and 2012 is included in the table below.
Although we may utilize forward purchase contracts and other instruments to mitigate the risks related to commodity price fluctuation, such strategies do not fully mitigate commodity price risk. Adverse movements in commodity prices over the terms of the contracts or instruments could decrease the economic benefits we derive from these strategies.
Foreign Currency
Our international operations represented approximately 24% and 16% of our long-lived assets and net sales, respectively, as of and for the year ended December 31, 2013. Sales in foreign countries, as well as certain expenses related to those sales, are transacted in currencies other than our reporting currency, the U.S. Dollar. Our foreign currency exchange rate risk is primarily limited to the Euro and the British Pound. We may, from time to time, employ derivative financial instruments to manage our exposure to fluctuations in foreign currency rates or enter into forward currency exchange contracts to hedge our net investment and intercompany payable or receivable balances in foreign operations. These contracts are recorded as an asset or liability in our consolidated balance sheets at fair value, with an offset to accumulated other comprehensive income to the extent the hedge is effective. Derivative gains and losses included in other comprehensive income are reclassified into earnings as the underlying transaction occurs. Any ineffectiveness in our foreign currency exchange hedges is recorded as an adjustment to cost of sales in our consolidated statements of operations. There was no material hedge ineffectiveness related to our foreign currency exchange contracts designated as hedging instruments during the years ended December 31, 2013, 2012 and 2011.
During the second quarter of 2012, we repatriated approximately €55.0 million ($71.0 million) from our foreign operations to Dean Foods. We entered into forward contracts to purchase $71 million to mitigate potential currency fluctuations as we took steps to mobilize these funds. These derivative instruments were not designated as hedging instruments, and changes in fair value of the instruments were recognized immediately in other operating (income) expense in our audited consolidated statements of operations. We recognized a net gain of $0.6 million related to these instruments during the year ended December 31, 2012. These gains were substantially offset by foreign currency losses related to an intercompany note that was repaid as part of the cash repatriation transaction. The proceeds of the 2012 repatriation were used for Dean Foods debt service and does not change our 2013 assertion to permanently reinvest our foreign earnings.

As of December 31, 2013 and 2012, derivatives recorded at fair value in our consolidated balance sheets were as follows:

	December 31,
	Derivative assets		Derivative liabilities
	2013	2012	2013	2012
	(In thousands)
Derivatives designated as Hedging Instruments
Foreign currency contracts — current(1)	$—	$—	$634	$489
Commodities contracts — current(1)	1,162	—	—	—
Derivatives not designated as Hedging Instruments
Interest rate swap contracts — current(1)	—	—	18,255	18,262
Interest rate swap contracts — noncurrent(2)	—	—	26,667	48,669
Total derivatives	$1,162	$—	$45,556	$67,420
___________________________

(1)
Derivative assets and liabilities that have settlement dates equal to or less than 12 months from the respective balance sheet date were included in prepaid expenses and other current assets and accounts payable and accrued expenses, respectively, in our consolidated balance sheets.

(2)	Derivative liabilities that have settlement dates greater than 12 months from the respective balance sheet date were included in other long-term liabilities in our consolidated balance sheets.
Gains and losses on derivatives designated as cash flow hedges reclassified from accumulated other comprehensive income into income were as follows:

	Year ended December 31 ,
	2013	2012	2011
	(In thousands)
(Gains)/losses on foreign currency contracts(1)	$358	$(320)	$101
(Gains)/losses on commodities contracts(2)	1,031	—	—
___________________________

(1)	Recorded in cost of sales in our consolidated statements of operations.

(2)	Recorded in distribution expense or cost of sales, depending on commodity type, in our consolidated statements of operations.
Based on current exchange rates we estimate that $0.6 million of hedging activity related to our foreign currency contracts and $1.2 million of hedging activity related to our commodities contracts will be reclassified from accumulated other comprehensive income into income within the next 12 months.
Fair Value Measurements
Fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering assumptions, we follow a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

•	Level 1 — Quoted prices for identical instruments in active markets.

•
Level 2 — Quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-derived valuations, in which all significant inputs are observable in active markets.

•	Level 3 — Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.
A summary of our derivative assets and liabilities measured at fair value on a recurring basis as of December 31, 2013 and 2012 is as follows:

	Fair value as of
	December 31, 2013	Level 1	Level 2	Level 3
	(In thousands)
Asset — Commodities contracts	$1,162	$—	$1,162	$—
Liability — Foreign currency contracts	634	—	634	—
Liability — Interest rate swap contracts	44,922	—	44,922	—

	Fair value as of
	December 31, 2012	Level 1	Level 2	Level 3
	(In thousands)
Asset — Commodities contracts	$—	$—	$—	$—
Liability — Foreign currency contracts	489	—	489	—
Liability — Interest rate swap contracts	66,931	—	66,931	—
The fair value of our interest rate swaps is determined based on the notional amounts of the swaps and the forward LIBOR curve relative to the fixed interest rates under the swap agreements. The fair value of our commodities contracts is based on the quantities and fixed prices under the agreements and quoted forward commodity prices. The fair value of our foreign currency contracts is based on the notional amounts and rates under the contracts and observable market forward exchange rates. We classify these instruments in Level 2 because quoted market prices can be corroborated utilizing observable benchmark market rates at commonly quoted intervals and observable market transactions of spot currency rates and forward currency prices. We did not significantly change our valuation techniques from prior periods.
Our assets and liabilities recorded at fair value on a recurring basis include cash equivalent money market funds. Due to their near-term maturities, the carrying amounts of trade accounts receivable and accounts payable are considered equivalent to fair value. In addition, because the interest rates on our senior secured credit facilities are variable, their fair values approximate their carrying values. The following table presents a summary of the recurring fair value measurements as of December 31, 2013:

	Fair value as of
	December 31, 2013	Level 1	Level 2	Level 3
	(In thousands)
Cash equivalent money market funds	$11,617	$11,617	$—	$—
The following table presents a summary of the recurring fair value measurement as of December 31, 2012:

	Fair value as of
	December 31, 2012	Level 1	Level 2	Level 3
	(In thousands)
Cash equivalent money market funds	$13,028	$13,028	$—	$—
At December 31, 2013, our qualified pension plan investments are comprised of insurance contracts, and the guaranteed premiums are invested in the general assets of the insurance company. The funding policy is to contribute assets at least equal in amount to regulatory minimum requirements. Funding is based on legal requirements, tax considerations, and investment opportunities. See Note 15 “Employee Retirement Plans.” The following table present a summary of the fair values of category by inputs as of December 31, 2013 were as follows:

	Fair value as of
	December 31, 2013	Level 1	Level 2	Level 3
	(In thousands)
Other Investments:
Insurance Contracts	$11,731	$—	$—	$11,731
Total	$11,731	$—	$—	$11,731
The fair values by category of inputs as of December 31, 2012 were as follows:

	Fair value as of
	December 31, 2012	Level 1	Level 2	Level 3
	(In thousands)
Other Investments:
Insurance Contracts	$9,819	$—	$—	$9,819
Total	$9,819	$—	$—	$9,819
We sponsor two deferred compensation plans, Pre-2005 Executive Deferred Compensation Plan and Post-2004 Executive Deferred Compensation Plan, under which certain employees with a base compensation of $150,000 may elect to defer receiving payment for a portion of their salary and bonus until periods after their respective retirements or upon separation from service. See Note 15 “Employee Retirement Plans.” The assets related to this plan are primarily invested in money mutual funds and are held at fair value. We classify these assets as Level 2 as fair value can be corroborated based on quoted market prices for identical or similar instruments in markets that are not active. Changes in the fair value are recorded in general and administrative expense in our consolidated statements of operations. The following table presents a summary of the Deferred Compensation Plan assets measured at fair value on a recurring basis as of December 31, 2013:

	Fair value as of
	December 31, 2013	Level 1	Level 2	Level 3
	(In thousands)
Mutual Funds	$4,637	$—	$4,637	$—
Additionally, we maintain a Supplemental Executive Retirement Plan (“SERP”), which is a nonqualified deferred compensation arrangement for our executive officers and other employees earning compe`nsation in excess of the maximum compensation that can be taken into account with respect to our 401(k) plan. The SERP is designed to provide these employees with retirement benefits from us that are equivalent, as a percentage of total compensation, to the benefits provided to other employees. The assets related to this plan are primarily invested in money market funds and are held at fair value. We classify these assets as Level 1 as fair value can be corroborated based on quoted market prices for identical instruments in active markets. Changes in the fair value are recorded in general and administrative expense in our consolidated statements of operations. The following table presents a summary of the SERP assets measured at fair value on a recurring basis as of December 31, 2013:

	Fair value as of
	December 31, 2013	Level 1	Level 2	Level 3
	(In thousands)
Money Market	$1,790	$1,790	$—	$—
The following table presents a summary of the SERP assets measured at fair value on a recurring basis as of December 31, 2012:

	Fair value as of
	December 31, 2012	Level 1	Level 2	Level 3
	(In thousands)
Money Market	$1,836	$1,836	$—	$—
13. Share-Based Compensation
On August 7, 2012, the Dean Foods Compensation Committee, the Dean Foods board of directors, and our board of directors approved the terms of our 2012 Stock Incentive Plan (the “2012 SIP”). In connection with our initial public offering, 20 million shares of our Class A common stock were reserved for issuance under the 2012 SIP upon the exercise of stock options, restricted stock units (“RSUs”), or restricted stock awards that may be issued to our employees and non-employee directors. The 2012 SIP also includes awards of stock appreciation rights (“SARs”) and phantom shares as part of our long-term incentive compensation program. In general, awards granted under the 2012 SIP vest one-third on the first anniversary of the grant date, one-third on the second anniversary of the grant date, and one-third on the third anniversary of the grant date. Unvested awards vest immediately upon a change of control and in the following additional circumstances: (i) an employee retires after reaching the age of 65, (ii) in certain cases upon death or qualified disability, and (iii) with the exception of the awards granted in connection with the initial public offering, an employee with 10 years of service retires after reaching the age of 55.
Prior to the Distribution, certain of the Company’s employees participated in share-based compensation plans sponsored by Dean Foods. These plans provided employees with RSUs, options to purchase shares of Dean Foods’ common stock, and other stock-based awards. Given that the Company’s employees directly benefit from participation in these plans, the expense incurred by Dean Foods for stock and options granted specifically to our employees has been reflected in the Company’s consolidated statements of operations. These amounts were based on the awards and terms previously granted to our employees, but may not reflect the equity awards or results that we would have experienced or expect to experience as a stand-alone public company. No new grants of Dean Foods’ equity were made to our employees after completion of our initial public offering. Prior to completion of the initial public offering, expenses related to the corporate employees of Dean Foods were allocated based on the Company’s percentage of Dean Foods’ total sales and totaled $4.3 million and $2.9 million for the years ended December 2012 and 2011, respectively.
For the Dean Foods plans, the share and unit data presented in the tables below only reflect the costs that were directly attributable to the Company’s employees and none of the allocated expenses of Dean Foods’ corporate employees. On May 23, 2013 and in connection with the Distribution, all Dean Foods equity-based awards held by 162 of our non-employee directors and employees were converted into equity-based awards with respect to our Class A common stock. These Dean Foods equity-based awards included Dean Foods stock options (whether vested or unvested), unvested RSUs and unvested Dean Foods restricted stock awards held by our non-employee directors on the date of the Distribution. The options to purchase Dean Foods common stock held by our directors and employees were converted to options to purchase our Class A common stock in a manner that preserved the life and aggregate intrinsic value in the converted stock option and continued the same proportionate relationship between the exercise price and the value of our Class A common stock as existed with respect to the Dean Foods common stock immediately prior to the Distribution. The adjustment was effected based on a formula using the volume weighted average price of Dean Foods common stock and our Class A common stock during the five trading day period ended on the second trading day preceding the Distribution. The unvested Dean Foods RSUs held by our directors and employees were converted to WhiteWave RSUs in a manner that, on a unit-by-unit basis, preserved the life and intrinsic value of each outstanding Dean Foods RSU (determined using the same volume weighted average values as described above). The unvested Dean Foods phantom shares held by our employees were converted to WhiteWave phantom shares in a manner that, on a unit-by-unit basis, preserved the life and intrinsic value of each outstanding Dean Foods phantom share (determined using the same volume weighted average values as described above). Dean Foods restricted stock awards held by our directors on the date of the Distribution were converted into restricted stock awards with respect to our Class A common stock by (i) applying the same volume weighted average values as described above and (ii) subtracting any shares of our Class A common stock and Class B common stock received by our directors in the Distribution in respect of such Dean Foods restricted stock awards. We did not recognize any incremental expense in connection with the conversion of Dean Foods’ equity-based awards into WhiteWave awards as all other terms remained the same.
WhiteWave Stock Options
Under the terms of the 2012 SIP, our employees may be granted options to purchase our common stock at a price equal to the market price on the date the option is granted. Our employee options vest one-third on the first anniversary of the grant date, one-third on the second anniversary of the grant date, and one-third on the third anniversary of the grant date.

Share-based compensation expense for stock options is recognized ratably over the vesting period. The expense totaled $7.4 million and $0.6 million for the years ended December 31, 2013 and 2012, respectively. The fair value of each option award is estimated on the date of grant using the Black-Scholes valuation model with the following assumptions:

	Year ended December 31,
	2013	2012
Expected volatility	28%	28%
Expected dividend yield	0%	0%
Expected option term	6 years	6 years
Risk-free rate of return	1.13% to 1.66%	1.05%
Since the Company’s common stock did not have a long history of being publicly traded at grant date, the expected term was determined under the simplified method, using an average of the contractual term and vesting period of the stock options. The expected volatility assumption was calculated based on a compensation peer group analysis of stock price volatility with a six-year look back period ending on the grant date. The risk-free rates were based on the average implied yield available on five-year and seven-year U.S. Treasury issues. We have not paid, and do not anticipate paying, a cash dividend on our common stock.
The following table summarizes stock option activity during the year ended December 31, 2013:

	Number of options	Weighted average exercise price	Weighted average contractual life	Aggregate intrinsic value
Options outstanding at January 1, 2013	2,445,327	$16.98
Granted	1,254,273	15.19
Forfeited, cancelled and expired(1)	(112,550)	20.66
Exercised	(775,322)	16.58
Converted from Dean Foods at Distribution(2)	8,308,857	17.45
Options outstanding at December 31, 2013	11,120,585	$17.12	6.23	$69,675,057
Options vested and expected to vest at December 31, 2013	11,025,166	$17.14	6.21	$68,957,640
Options exercisable at December 31, 2012	—	—	—	—
Options exercisable at December 31, 2013	6,979,943	$18.69	4.82	$34,626,681
___________________________

(1)	Pursuant to the terms of the SIP, options that are cancelled expired or forfeited may be available for future grants.

(2)
On May 23, 2013 and in connection with the Distribution, all Dean Foods equity-based awards held by our non-employee directors and employees were converted into equity-based awards with respect to our Class A common stock.

The following table summarizes information about options outstanding at December 31, 2013:

	Options outstanding			Options exercisable
Range of exercise prices	Number outstanding	Weighted- average remaining contractual life	Weighted-average exercise price	Number exercisable	Weighted- average exercise price
$6.84 to 9.52	1,180,557	7.07	$9.50	832,364	$9.49
11.10	1,451,962	8.13	11.10	501,150	11.10
11.12 to 14.71	440,593	6.22	13.41	429,765	13.40
15.16	1,230,095	9.13	15.16	53,676	15.16
15.17 to 16.91	677,181	1.78	16.71	633,896	16.75
17.00	2,416,666	8.82	17.00	805,561	17.00
17.19 to 23.33	1,861,042	4.26	20.81	1,861,042	20.81
23.35 to 27.69	1,761,502	2.51	25.29	1,761,502	25.29
28.18	84,679	3.16	28.18	84,679	28.18
$29.31	16,308	3.50	$29.31	16,308	$29.31

	Year ended December 31,
	2013	2012
	(in thousands, except per share amounts)
Weighted-average grant date fair value per share of options granted	$4.42	$4.91
Intrinsic value of options exercised	2,616	—
Fair value of shares vested	4,006	—
Tax benefit related to stock option expense	2,769	236
During the year ended December 31, 2013, we received $1.3 million of cash from stock option exercises. At December 31, 2013, there was $10.2 million of total unrecognized stock option expense, all of which is related to non-vested awards. This compensation expense is expected to be recognized over the weighted-average remaining vesting period of 1.47 years.
WhiteWave RSUs
RSUs are issued to certain senior employees under the 2012 SIP as part of the long-term incentive program. An RSU represents the right to receive one share of common stock in the future. RSUs have no exercise price. RSUs granted to employees vest ratably over three years.
The following table summarizes RSU activity during the year ended December 31, 2013:

RSUs outstanding January 1, 2013	674,681
RSUs issued	354,305
Shares issued upon vesting of RSUs	(186,992)
RSUs cancelled or forfeited(1)	(59,166)
RSUs converted from Dean Foods at Distribution(2)	464,768
RSUs outstanding at December 31, 2013	1,247,596
Weighted average grant date fair value per share	$10.12
___________________________

(1)
Pursuant to the terms of the SIP, employees have the option of forfeiting RSUs to cover their minimum statutory tax withholding when shares are issued. RSUs that are cancelled or forfeited may be available for future grants.

(2)
On May 23, 2013 and in connection with the Distribution, all Dean Foods equity-based awards held by our non-employee directors and employees were converted into equity-based awards with respect to our Class A common stock.

The following table summarizes information about our RSU grants and related tax benefit during the year ended December 31, 2013:

	Year ended December 31,
	2013	2012
	(in thousands, except per share amounts)
Weighted-average grant date fair value per RSU granted	$15.20	$16.98
Tax benefit related to RSU expense	1,408	222
Compensation expense for RSUs is recognized ratably over the vesting period. RSU expense totaled $7.3 million and $0.6 million for the years ended December 31, 2013 and 2012. At December 31, 2013, there was $11.0 million of total unrecognized RSU expense, all of which is related to unvested awards. This compensation expense is expected to be recognized over the weighted-average remaining vesting period of 1.7 years.
WhiteWave Phantom Shares
We grant phantom shares under the 2012 SIP as part of our long-term incentive compensation program, which are similar to RSUs in that they are based on the price of WhiteWave stock and vest ratably over a three-year period, but are cash-settled based upon the value of WhiteWave stock at each vesting period. The fair value of the awards is re-measured at each reporting period. Compensation expense is recognized ratably over the vesting period, which is recorded in general and administrative expenses in the consolidated statement of operations. The expense totaled $3.0 and $0.2 million for the years ended December 31,

2013 and 2012, respectively. A corresponding liability has been recorded in current and long-term liabilities in our consolidated balance sheet totaling $4.8 million and $2.7 million as of December 2013 and 2012, respectively. The 2013 cash settlement of WhiteWave phantom shares was $4.1 million. The following table summarizes the phantom share activity during the year ended December 31, 2013:

	Shares	Weighted-average grant date fair value per share
Outstanding at January 1, 2013	225,771	$17.00
Granted	214,391	15.24
Converted/paid	(80,761)	17.17
Forfeited	(45,128)	17.12
Converted from Dean Foods at Distribution(1)	256,806	18.79
Outstanding at December 31, 2013	571,079	$17.11
___________________________

(1)	On May 23, 2013 and in connection with the Distribution, all Dean Foods phantom awards held by our employees were converted into phantom awards with respect to our Class A common stock.
WhiteWave Stock Appreciation Rights (“SARs”)
We grant SARs under the 2012 SIP as part of our long-term incentive compensation program, which are similar to stock options in that they are based on the price of WhiteWave stock and vest ratably over a three-year period, but are cash-settled based upon the value of WhiteWave stock at the exercise date.
The fair value of each SAR is estimated on the date of grant using the Black-Scholes valuation model with the following assumptions:

	Year ended December 31,
	2013	2012
Expected volatility	28%	28%
Expected dividend yield	0%	0%
Expected option term	6 years	6 years
Risk-free rate of return	1.13% to 1.66%	1.05%
Since the Company’s common stock did not have a long history of being publicly traded at grant date, the expected volatility assumption was calculated based on a compensation peer group analysis of stock price volatility with a six-year look back period ending on the grant date. The risk-free rates were based on the average implied yield available on five-year and seven-year U.S. Treasury issues. The Company does not anticipate paying a cash dividend on its common stock.
The fair value of the awards is re-measured at each reporting period. Compensation expense is recognized over the vesting period, which is recorded in general and administrative expenses in the consolidated statement of operations. The expense totaled $0.9 million and $0.1 million for the years ended December 31, 2013 and 2012, respectively. A corresponding liability has been recorded in current liabilities in our consolidated balance sheet totaling $0.9 million and $0.1 million as of December 2013 and 2012, respectively. The following table summarizes SAR activity during the year ended December 31, 2013:

	Number of SARs	Weighted average exercise price	Weighted average contractual life	Aggregate intrinsic value
SARs outstanding at January 1, 2013	211,111	$17.00
Granted	82,582	15.16
Forfeited and cancelled(1)	—	—
Exercised	—	—
SARs outstanding at December 31, 2013	293,693	$16.48	8.91	$1,896,487
SARs vested and expected to vest at December 31, 2013	287,247	$16.49	8.91	$1,853,126
SARs exercisable at December 31, 2012	—	—	—	—
SARs exercisable at December 31, 2013	70,375	$17.00	8.82	$418,028
___________________________

(1)	Pursuant to the terms of the SIP, SARs that are cancelled or forfeited may be available for future grants.
Dean Foods Stock Options
Under the terms of the Dean Foods stock option plan, the Company’s employees were granted options to purchase Dean Foods’ common stock at a price equal to the market price on the date the option was granted. In general, Dean Foods’ employee options vest one-third on the first anniversary of the grant date, one-third on the second anniversary of the grant date, and one-third on the third anniversary of the grant date. All unvested options vest immediately upon a change of control and in the following additional circumstances: (i) an employee with 10 years of service retires after reaching the age of 55, (ii) an employee retires after reaching the age of 65, and (iii) in certain cases upon death or qualified disability.
Share-based compensation expense for stock options is recognized ratably over the vesting period. The expense totaled $1.0 million, $1.2 million, and $1.7 million for the years ended December 31, 2013, 2012, and 2011, respectively. The fair value of each option award is estimated on the date of grant using the Black-Scholes valuation model with the following assumptions:

	Year ended December 31,
	2013(1)	2012	2011
Expected volatility	—	44%	41%
Expected dividend yield	—	0%	0%
Expected option term	—	5 years	5 years
Risk-free rate of return	—	0.62% to 0.89%	1.32% to 2.30%
___________________________

(1)	Dean Foods did not grant any Dean Foods stock options to WhiteWave non-employee directors, executive officers, and employees during 2013.
The expected term of the options represents the estimated period of time until exercise and is based on historical experience of similar awards, giving consideration to contractual terms (generally 10 years), vesting schedules, and expectations of future employee behavior. Expected stock price volatility is based on a consolidation of historical volatility of Dean Foods stock and expectations with regard to future volatility. The risk-free rates are based on the implied yield available on U.S. Treasury zero-coupon issues with an equivalent remaining term. Prior to December 31, 2012, Dean Foods had not historically declared or paid a regular cash dividend on its common stock.
The following table summarizes stock option activity during the year ended December 31, 2013:

	Number of options	Weighted average exercise price	Weighted average contractual life	Aggregate intrinsic value
Options outstanding at January 1, 2013	6,845,250	$18.45
Granted	—	—
Forfeited and cancelled	(227,424)	18.09
Exercised	(111,031)	13.04
Transferred(1)	1,135,399	21.38
Converted to WhiteWave stock options at Distribution(2)	(7,642,194)	18.98
Options outstanding at December 31, 2013	—	$—	—	$—
Options vested and expected to vest at December 31, 2013	—	$—	—	$—
Options exercisable at December 31, 2012	4,637,867	$21.68	4.57	$3,133,148
Options exercisable at December 31, 2013	—	$—	—	$—
___________________________

(1)	Transferred options are attributable to employees that transferred to or from Dean Foods’ divisions.

(2)
On May 23, 2013 and in connection with the Distribution, all Dean Foods equity-based awards held by our non-employee directors and employees were converted into equity-based awards with respect to our Class A common stock.

The following table summarizes additional information regarding stock option activity for our direct participants in the Dean Foods plan:

	Year ended December 31,
	2013	2012	2011
	(in thousands, except per share amounts)
Weighted-average grant date fair value per share of options granted(1)	$—	$4.72	$4.04
Intrinsic value of options exercised	441	105	13
Fair value of shares vested	3,920	3,651	3,433
Tax benefit related to stock option expense	358	460	646
___________________________

(1)	Dean Foods did not grant any Dean Foods stock options to WhiteWave non-employee directors, executive officers, and employees during 2013.
During the year ended December 31, 2013, Dean Foods received $1.5 million of cash from stock option exercises by our direct participants in the Dean Foods incentive compensation plans.
Dean Foods RSUs
RSUs are issued to certain senior employees as part of the long-term incentive program. An RSU represents the right to receive one share of common stock in the future. RSUs have no exercise price. RSUs granted to employees generally vest ratably over three years. All unvested RSUs vest immediately upon a change in control, and in the following additional circumstances: (i) an employee with 10 years of service retires after reaching the age of 55, (ii) an employee retires after reaching the age of 65, and (iii) in certain cases upon death or qualified disability.
The following table summarizes RSU activity during the year ended December 31, 2013:

RSUs outstanding January 1, 2013	786,710
RSUs issued	20,235
RSUs cancelled or forfeited	(60,747)
Shares issued upon vesting of RSUs	(352,352)
RSUs transferred(1)	33,636
RSUs converted to WhiteWave RSUs at Distribution(2)	(427,482)
RSUs outstanding at December 31, 2013	—
___________________________

(1)	Transferred RSUs are attributable to employees that transferred to or from Dean Foods’ divisions.

(2)
On May 23, 2013 and in connection with the Distribution, all Dean Foods equity-based awards held by our non-employee directors and employees were converted into equity-based awards with respect to our Class A common stock.

The following table summarizes information about our RSU grants and related tax benefit during the years ended December 31, 2013, 2012, and 2011:

	Year ended December 31,
	2013	2012	2011
	(in thousands, except per share amounts)
Weighted-average grant date fair value per RSU granted	$16.34	$12.07	$10.34
Tax benefit related to RSU expense	650	1,163	1,378
RSU expense totaled $1.7 million, $3.1 million, and $3.5 million for the years ended December 31, 2013, 2012, and 2011, respectively.
Dean Foods Phantom Shares
In 2011, Dean Foods began granting phantom shares as part of its long-term incentive compensation program, which are similar to RSUs in that they are based on the price of Dean Foods stock and vest ratably over a three-year period, but are cash-settled based upon the value of Dean Foods stock at each vesting period. All unvested phantom shares vest immediately upon a change of control and in the following additional circumstances: (i) an employee with 10 years of service retires after reaching the age of 55, (ii) an employee retires after reaching the age of 65, and (iii) in certain cases upon death or qualified disability. The fair value of the awards is re-measured at each reporting period. Compensation expense is recognized over the vesting period, which is recorded in general and administrative expenses in the consolidated statements of operations. The expense totaled $3.6 million and $2.4 million for the years ended December 31, 2013 and 2012, respectively. In the period subsequent to completion of our initial public offering, a corresponding liability has been recorded in other current liabilities in our consolidated balance sheet. In periods prior to completion of our initial public offering, a liability related to these units has not been reflected in the consolidated balance sheets as the payout was to be funded by Dean Foods. The following table summarizes the phantom share activity during the year ended December 31, 2013:

Equity in earnings of consolidated subsidiaries	Shares	Weighted-average grant date fair value per share
Outstanding at January 1, 2013	397,618	$11.43
Granted	—	—
Converted/paid	(156,247)	11.09
Forfeited	(7,442)	11.45
Transferred(1)	2,360	11.90
Converted to WhiteWave phantom shares at Distribution(2)	(236,289)	11.31
Outstanding at December 31, 2013	—	$—
___________________________

(1)	Transferred phantom shares are attributable to employees that transferred to or from Dean Foods’ divisions.

(2)	On May 23, 2013 and in connection with the Distribution, all Dean Foods phantom awards held by our employees were converted into phantom awards with respect to our Class A common stock.
Dean Foods Cash Performance Units
In 2010, Dean Foods began granting cash performance units (“CPUs”) to employees as part of its long-term incentive compensation program under the terms of the 2007 Plan. The CPU awards are cash-settled awards and are designed to link compensation of certain executive officers and other key employees to Dean Foods’ performance over a three-year period. The performance metric, as defined in the awards, is the performance of the Dean Foods stock price relative to that of a peer group of companies. The range of payout under the awards is between 0% and 200% and is payable in cash at the end of each respective performance period. The fair value of the awards is measured at each reporting period. Compensation expense related to the Company’s direct employees is recognized over the vesting period which is recorded in general and administrative expenses in the consolidated statements of operations. The expense totaled $nil million, $1.3 million and $0.2 million for the years ended December 31, 2013, 2012 and 2011 respectively. In the fourth quarter of 2012, the Company recorded a $0.6 million credit to expense due to a reduction of the payout assumption related to the 2010 awards. In the period subsequent to completion of our initial public offering, a corresponding liability has been recorded in other long-term liabilities in our consolidated balance sheet. In periods prior to completion of our initial public offering, a liability related to these units has not been reflected in the consolidated balance sheets as the payout was to be funded by Dean Foods.
In connection with our initial public offering, Dean Foods valued the 2011 and 2012 CPU awards for our executives based on performance as of December 31, 2012, instead of at the end of the originally scheduled 36-month performance periods. The cash value of these awards was paid out on a prorated basis during the year ended December 31, 2013.
The following table summarizes CPU activity with respect to the 2011 and 2012 CPU during the year ended December 31, 2013. There were no cash awards prior to 2010 related to our employees.

Units
Outstanding at January 1, 2013	6,105,000
Granted	—
Converted/paid	(6,105,000)
Forfeited	—
Transferred	—
Outstanding at December 31, 2013	—
Share-Based Compensation Expense
The following table summarizes the share-based compensation expense recognized for the Company’s direct participants in the Dean Foods long-term incentive compensation plan in periods prior to completion of our initial public offering:

	Year ended December 31,
	2013	2012	2011
	(In thousands)
Share-based compensation expense funded by Dean Foods
Dean Foods stock options	$—	$1,006	$1,708
Dean Foods RSUs	—	2,433	3,510
Dean Foods CPUs	—	2,025	204
Dean Foods phantom shares	—	2,009	824
Total share-based compensation expense funded by Dean Foods	$—	$7,473	$6,246
The following table summarizes the share-based compensation expense recognized for the Company’s direct participants in the Dean Foods equity classified plans, as well as expense related to the Company’s equity classified plans, in periods after the completion of our initial public offering:

	Year ended December 31,
	2013	2012	2011
	(In thousands)
Share-based compensation expense
Dean Foods stock options	$958	$220	$—
Dean Foods RSUs	1,739	668	—
Dean Foods phantom shares	3,563	387	—
Dean Foods CPUs	—	(637)	—
WhiteWave stock options	7,413	602	—
WhiteWave RSUs	7,321	566	—
WhiteWave phantom shares	3,044	197	—
WhiteWave SARs	859	53	—
Total share-based compensation expense	$24,897	$2,056	$—

Share-based compensation expense shown above for the Dean Foods equity plans reflect expenses for those legacy plans that have converted to equivalent WhiteWave equity plans upon the spin-off transaction.
14. Accumulated Other Comprehensive Loss
Accumulated other comprehensive loss comprises net income plus all other changes in equity from non-owner sources. The changes in accumulated other comprehensive loss by component for the year- ended December 31, 2013 were as follows (net of tax):

	Derivative instruments(1)	Defined benefit plans adjustment(2)	Cumulative translation adjustment	Total
	(In thousands)
Balance at January 1, 2013	$(294)	$(1,818)	$(25,576)	$(27,688)
Other comprehensive income before reclassifications	1,888	1,115	17,724	20,727
Amounts reclassified from accumulated other comprehensive income/(loss)	(1,389)	(90)	—	(1,479)
Other comprehensive income/(loss), net of taxes of $796	499	1,025	17,724	19,248
Balance at December 31, 2013	$205	$(793)	$(7,852)	$(8,440)
___________________________

(1)	The accumulated other comprehensive loss reclassification components affect cost of sales. See Note 12 “Derivative Financial Instruments.”

(2)
The accumulated other comprehensive loss reclassification components are related to amortization of unrecognized actuarial losses and prior service costs which are both included in the computation of net periodic pension cost. See Note 15 “Employee Retirement Plans.”

15. Employee Retirement Plans
Prior to the Distribution, our employees participated in Dean Foods’ broad-based programs generally available to all employees, including its 401(k) plan, health and dental plans and various other insurance plans, including disability and life insurance. Effective upon the Distribution, the Company implemented its own substantially similar employee benefit plans and our employees are no longer eligible to participate in Dean Foods’ plans. Additionally, we contribute to one multiemployer pension plan on behalf of our employees.
Substantially all full-time union and non-union employees who have completed one or more years of service and have met other requirements pursuant to the plans were eligible to participate in one or more of the Dean Foods’ plans. Expenses related to our employees’ participation in Dean Foods’ plans, prior to the Distribution, were determined by specifically identifying the costs for the Company’s participants.
During 2013, 2012, and 2011, our retirement plans expenses were as follows:

	Year ended December 31,
	2013	2012	2011
	(In thousands)
Defined benefit plans	$2,050	$1,804	$1,781
Defined contribution plan	3,163	2,210	2,386
Multiemployer pension and certain union plans	1,683	1,658	1,591
Total	$6,896	$5,672	$5,758
Defined Contribution Plan
Certain of our non-union personnel may elect to participate in a savings plan sponsored by the Company. This plan provides for contributions by the participants of between 1% and 20% and provides for matching contributions by the employer up to 4% of a participant’s annual compensation. In addition, certain union hourly employees are participants in the company-sponsored defined contribution plan, which provide for employer contributions in various amounts ranging from $24 to $91 per pay period per participant.
Alpro Defined Benefit Plans

We have separate, stand-alone defined benefit pension plans as a result of the acquisition of Alpro on July 2, 2009. The benefits under our Alpro defined benefit plans are based on years of service and employee compensation. Our funding policy is to contribute annually the minimum amount required under local regulations plus additional amounts as management deems appropriate.
Included in accumulated other comprehensive income at December 31, 2013 and 2012 are the following amounts that have not yet been recognized in net periodic pension cost: unrecognized prior service costs of $0.2 million ($0.1 million net of tax) and $0.3 million ($0.2 million net of tax) and unrecognized actuarial losses of $1.0 million ($0.7 million net of tax) and $2.4 million ($1.6 million net of tax), respectively. The prior service costs and actuarial losses included in accumulated other comprehensive income and expected to be recognized in net periodic pension cost during the year ended December 31, 2014 are $12,500 ($8,500 net of tax) and $2,700 ($1,800 net of tax), respectively.
The reconciliation of the beginning and ending balances of the projected benefit obligation and the fair value of plan assets for the years ended December 31, 2013 and 2012, and the funded status of the plans at December 31, 2013 and 2012, is as follows:

	Year ended December 31,
	2013	2012
	(In thousands)
Change in Benefit Obligation:
Benefit obligation at beginning of the year	$15,882	$11,865
Service cost	1,771	1,409
Interest cost	545	513
Plan participants’ contributions	57	55
Plan amendments	(76)	—
Actuarial (gain)/loss	(1,395)	1,756
Benefits paid	(424)	(3)
Expenses paid	(31)	(33)
Exchange rate changes	680	320
Benefit obligation, end of year	17,009	15,882
Change in Plan Assets:
Fair value of plan assets at beginning of year	9,819	7,710
Actual return on plan assets	357	485
Employer contributions to plan	1,492	1,410
Plan participants’ contributions	57	55
Benefits paid	(424)	(3)
Expenses paid	(31)	(33)
Exchange rate changes	461	195
Fair value of plan assets, end of year	11,731	9,819
Funded status at end of year	$(5,278)	$(6,063)
The underfunded status of the plans of $5.3 million at December 31, 2013 is recognized in our consolidated balance sheet as a non-current accrued pension liability. We do not expect any plan assets to be returned to us during the year ended December 31, 2014. We expect to contribute $1.7 million to the pension plans in 2014.
A summary of our key actuarial assumptions used to determine benefit obligations as of December 31, 2013 and 2012 is as follows:

	Year ended December 31,
	2013	2012
Weighted average discount rate	3.79%	3.50%
Rate of compensation increase	3.87%	3.88%

A summary of our key actuarial assumptions used to determine net periodic benefit cost for 2013, 2012, and 2011 is as follows:

	Year ended December 31,
	2013	2012	2011
Weighted average discount rate	3.50%	4.50%	4.75%
Expected return on assets	3.71%	3.85%	3.86%
Rate of compensation increase	3.88%	3.87%	3.88%

	Year ended December 31,
	2013	2012	2011
	(In thousands)
Components of net periodic benefit cost:
Service cost	$1,771	$1,409	$1,311
Interest cost	545	513	523
Expected return on plan assets	(356)	(191)	(139)
Amortization:
Prior service cost	17	16	18
Unrecognized net loss	73	3	7
Net periodic benefit cost	$2,050	$1,750	$1,720
The overall expected long-term rate of return on plan assets is a weighted-average expectation based on the targeted and expected portfolio composition. We consider historical performance and current benchmarks to arrive at expected long-term rates of return in each asset category.
Pension plans with an accumulated benefit obligation in excess of plan assets are as follows:

	Year ended December 31,
	2013	2012	2011
	(In thousands)
Projected benefit obligation	$3,601	$3,237	$2,147
Accumulated benefit obligation	3,206	2,822	1,794
Fair value of plan assets	1,902	1,463	746
The accumulated benefit obligation for all defined benefit plans was $12.3 million and $11.1 million at December 31, 2013 and 2012, respectively.
The weighted average discount rate reflects the rate at which our defined benefit plan obligations could be effectively settled. The rate uses a model that reflects a bond yield curve constructed from high-quality corporate or foreign government bonds, for which the timing of cash outflows approximate the estimated payments. The weighted average discount rate was increased from 3.5% at December 31, 2012 to 3.8% at December 31, 2013, which will decrease the net periodic benefit cost in 2014.
At December 31, 2013, our qualified pension plan investments are comprised of insurance contracts, and the guaranteed premiums are invested in the general assets of the insurance company. The funding policy is to contribute assets at least equal in amount to regulatory minimum requirements. Funding is based on legal requirements, tax considerations, and investment opportunities.
Estimated pension plan benefit payments to our participants for the next ten years are as follows (in thousands):

2014	$750
2015	13
2016	12
2017	104
2018	902
Next five years	7,114
Fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering assumptions, we follow a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value of our defined benefit plans’ consolidated assets. We classify the insurance contracts as Level 3 as there is little or no market data for the unobservable inputs, which requires development of assumptions. See Note 12 “Derivative Financial Instruments and Fair Value Measurements.”
For both 2013 and 2012, approximately 90% of the insurance contracts were financed by employer premiums with the insurer managing the reserves as calculated using an actuarial model. The remaining 10% of the insurance contracts were financed by employer and employee contributions with the insurer managing the reserves collectively with other pension plans.
A reconciliation of the change in the fair value measurement of the defined benefit plans’ consolidated assets using significant unobservable inputs (Level 3) during the years ended December 31, 2013 and 2012 is as follows:

Consolidated Assets
(In thousands)
Balance at January 1, 2012	$7,710
Actual return on plan assets:
Relating to instruments still held at reporting date	485
Purchases, sales and settlements (net)	1,624
Balance at December 31, 2012	9,819
Actual return on plan assets:
Relating to instruments still held at reporting date	357
Purchases, sales and settlements (net)	1,555
Balance at December 31, 2013	$11,731
Multiemployer Pension Plan
We contribute to a multiemployer pension plan that covers approximately 250 of our union employees. This plan is administered by a board of trustees composed of labor representatives and the management of the participating companies. The risks of participating in a multiemployer plan are different from a single-employer plan in the following aspects:

•	assets contributed to a multiemployer plan by one employer may be used to provide benefits to employees of other participating employers;

•	if a participating employer stops contributing to the plan, the unfunded obligations of the plan may be borne by the remaining participating employers; and

•	if we choose to stop participating in our multiemployer plan, we may be required to pay the plan an amount based on the underfunded status of the plan, referred to as a withdrawal liability.
At this time, we have not established any significant liabilities because withdrawal from this plan is not probable or reasonably possible.
Our participation in the multiemployer plan for the year ended December 31, 2013 is outlined in the table below. Unless otherwise noted, the most recent Pension Protection Act (“PPA”) Zone Status available in 2013 and 2012 is for the plan’s year-end at December 31, 2012 and December 31, 2011, respectively. The zone status is based on information that we obtained from the plan’s Form 5500, which is available in the public domain and is certified by the plan’s actuary. Among other factors, plans in the red zone are generally less than 65% funded, plans in the yellow zone are less than 80% funded, and plans in the green zone are at least 80% funded. The “FIP/RP Status Pending/Implemented” column indicates plans for which a funding improvement plan (“FIP”) or a rehabilitation plan (“RP”) is either pending or has been implemented. Federal law requires that plans classified in the yellow zone or red zone adopt a funding improvement plan or rehabilitation plan, respectively, in order to improve the financial health of the plan. The “Extended Amortization Provisions” column indicates plans which have elected to utilize the special 30-year amortization rules provided by the Pension Relief Act of 2010 to amortize its losses from 2008 as a result of turmoil in the financial markets. The last column in the table lists the expiration date of the collective-bargaining agreement to which the plan is subject.

Pension fund	Employer identification number	Pension plan number	PPA Zone status		FIP/RP status pending/ implemented	Extended amortization provisions	Expiration date of associated collective- bargaining agreement
			2013	2012
Western Conference of Teamsters Pension Plan(1)	91-6145047	001	Green	Green	N/A	No	March 1, 2015— January 28, 2017
___________________________

(1)
We are party to one collective bargaining agreement in this multiemployer Western Conference of Teamsters Pension Plan which requires contributions. We are also party to two other collective bargaining agreements whose defined contribution plans are 401(k) plans that require matching contributions. These agreements cover a large number of employee participants and expire on various dates between 2014 and 2016.

Information regarding our contributions to our multiemployer pension plan is shown in the table below. There are no changes that materially affected the comparability of our contributions to the plan during the years ended December 31, 2013, 2012, and 2011 (in thousands).

	Employer identification number	Pension plan number	The WhiteWave Foods Company			Surcharge imposed
Pension fund			2013	2012	2011
Western Conference of Teamsters Pension Plan	91-6145047	001	$1,683	$1,658	$1,591	No
During the 2013, 2012, and 2011 plan years, our contributions did not exceed 5% of total plan contributions.
Deferred Compensation Plans
We sponsor two deferred compensation plans, Pre-2005 Executive Deferred Compensation Plan and Post-2004 Executive Deferred Compensation Plan, under which certain employees with a base compensation of $150,000 may elect to defer receiving payment for a portion of their salary and bonus until periods after their respective retirements or upon separation from service. The amounts deferred are partially funded as unsecured obligations of the Company, receiving no preferential standing, and are subject to the same risk as other unsecured obligations. The participants in these plans may choose from a number of externally managed mutual fund investments, money market funds and stocks and their investment balances track the rates of return for these accounts. Amounts payable, including accrued deemed interest, totaled $4.6 million at December 31, 2013, which were included in other long-term liabilities in the Consolidated Balance Sheets. The assets related to these plans are primarily invested in money market mutual funds and are recorded at fair value. We classify these assets as Level 2 as fair value can be corroborated based on quoted market prices for identical or similar instruments in markets that are not active. See Note 12 “Derivative Financial Instruments and Fair Value Measurement.”
16. Commitments and Contingencies
Lease and Purchase Obligations
We lease certain property, plant, and equipment used in our operations under both capital and operating lease agreements. Such leases, which are primarily for office space, machinery, and equipment, have lease terms ranging from one to 10 years. We did not have any material capital lease obligations as of December 31, 2013 and 2012. Rent expense was $15.6 million, $8.0 million, and $8.5 million for 2013, 2012, and 2011, respectively.
Future minimum payments at December 31, 2013, under non-cancelable operating leases with terms in excess of one year are summarized below:

Operating leases
(In thousands)
2014	$20,582
2015	14,209
2016	10,526
2017	8,200
2018	6,203
Thereafter	9,884
Total minimum lease payments	$69,604
We have entered into various contracts, in the normal course of business, obligating us to purchase minimum quantities of raw materials used in our production and distribution processes, including soybeans and organic raw milk. We enter into these contracts from time to time to ensure a sufficient supply of raw materials. In addition, we have contractual obligations to purchase various services that are part of our production process.
Litigation, Investigations, and Audits
The Company is involved in various litigation, investigations, and audit proceedings in the normal course of business. It is management’s opinion, after consultation with counsel and a review of the facts, a material adverse effect on the financial position, liquidity, results of operations, or cash flows of the Company is not probable or reasonably possible.
17. Segment, Geographic, and Customer Information
Our business is organized into two operating and reportable segments, North America and Europe, based on our go-to-markets strategies, customer bases, and the objectives of our businesses. Our segments align with how our chief operating decision maker, our CEO, monitors operating performance, allocates resources, and deploys capital.
The North America segment offers products in the plant-based foods and beverages, coffee creamers and beverages, and premium dairy product categories throughout North America, and our Europe segment offers plant-based food and beverage products throughout Europe. We sell our products to a variety of customers, including grocery stores, mass merchandisers, club stores, and convenience stores, as well as various away-from-home channels, including foodservice outlets, across North America and Europe. We sell our products in North America and Europe primarily through our direct sales force and independent brokers. We utilize six manufacturing plants, three distribution centers, and three strategic co-packers across the United States. Additionally, we have three plants across Europe in the United Kingdom, Belgium and France, each supported by an integrated supply chain. We also utilize a limited number of third-party co-packers across Europe for more specialized, low-volume products.
We evaluate the performance of our segments based on sales and operating income or loss before gains and losses on the sale of businesses, write downs related to the wind down of our joint venture, foreign exchange gains and losses, and income tax. The amounts in the following tables are obtained from reports used by our chief operating decision maker. There are no significant non-cash items reported in segment profit or loss other than depreciation and amortization.
The reporting segments do not include the costs allocated to us by Dean Foods for certain corporate and shared service functions. In addition, the expense related to share-based compensation has not been allocated to our segments and is reflected entirely within the caption “Corporate and other”. Related party license income, further described in Note 18 “Related Party Transactions,” has also been excluded. Therefore, the measure of segment profit or loss presented below is before such items.
The following table presents the summarized income statement amounts by segment:

	Year ended December 31,
	2013	2012	2011
	(In thousands)
Total net sales:
North America	$2,123,997	$1,921,444	$1,657,192
Europe	418,066	367,994	368,559
Total	$2,542,063	$2,289,438	$2,025,751
Operating income:
North America	$215,155	$178,960	$137,807
Europe	20,879	23,735	27,873
Total reportable segment operating income	236,034	202,695	165,680
Related party license income	—	36,034	42,680
Corporate and other	(78,602)	(58,476)	(32,666)
Total operating income	$157,432	$180,253	$175,694
Other expense:
Interest expense	18,027	9,924	9,149
Other (income) expense, net	(3,829)	957	122
Income from continuing operations before tax	$143,234	$169,372	$166,423
Depreciation and amortization:
North America	$59,717	$54,499	$47,826
Europe	21,628	19,855	20,164
Corporate	560	—	—
Total	$81,905	$74,354	$67,990
The following tables present sales amounts by product categories:

	Year ended December 31,
	2013	2012	2011
	(In thousands)
Total net sales:
North America
Plant-based food and beverages	$627,716	$549,727	$452,834
Coffee creamers and beverages	913,517	818,880	692,136
Premium dairy	582,764	552,837	512,222
North America net sales	2,123,997	1,921,444	1,657,192
Europe
Plant-based food and beverages	418,066	367,994	368,559
Total net sales	$2,542,063	$2,289,438	$2,025,751
The following tables present assets, long-lived assets, and capital expenditures by segment:

	Year ended December 31,
	2013	2012	2011
	(In thousands)
Assets:
North America	$1,588,104	$1,549,030	$1,476,124
Europe	563,026	577,599	594,382
Corporate	132,054	41,382	34,282
Assets held for sale	—	—	3,897
Total	$2,283,184	$2,168,011	$2,108,685
Long-lived Assets:
North America	$1,353,037	$1,323,108	$1,291,083
Europe	446,093	444,539	443,598
Corporate	27,833	17,543	235
Total	$1,826,963	$1,785,190	$1,734,916

	Year ended December 31,
	2013	2012	2011
	(In thousands)
Capital expenditures:
North America	$128,877	$92,418	$113,673
Europe	20,732	11,737	13,082
Corporate	5,869	—	—
Total	$155,478	$104,155	$126,755
Significant Customers
The Company had a single customer that represented 17.5%, 18.0%, and 17.0% of our consolidated net sales in 2013, 2012, and 2011, respectively. Sales to this customer were primarily included in our North America segment.
18. Related Party Transactions
Allocated Expenses
As of July 25, 2013, Dean Foods disposed of its remaining shares of the Company’s common stock in a registered public offering. As a result of and immediately following this offering, Dean Foods has no ownership interest in us and therefore is no longer a related party. Prior to completion of our initial public offering, Dean Foods provided certain corporate services to us, and costs associated with these functions were allocated to us. These allocations include costs related to corporate services, such as executive management, supply chain, information technology, legal, finance and accounting, investor relations, human resources, risk management, tax, treasury, and other services, as well as stock-based compensation expense attributable to our employees and an allocation of stock-based compensation attributable to employees of Dean Foods. The costs of such services were allocated to us based on the most relevant allocation method to the service provided, primarily based on relative percentage of total net sales, relative percentage of headcount, or specific identification. The total amount of these allocations from Dean Foods was approximately $50.7 million from January 1, 2012 to the date of our initial public offering (which includes approximately $17.5 million of transaction costs related to our initial public offering) and $32.7 million in the year ended December 31, 2011. These cost allocations are primarily reflected within general and administrative expenses in our consolidated statements of operations as well as classified as “Corporate and other” in Note 17 “Segment, Geographic, and Customer Information.” Management believes the basis on which the expenses have been allocated to be a reasonable reflection of the utilization of services provided to or the benefit received by us during the periods presented. Dean Foods continues to provide some of these services on a transitional basis for a fee.
Upon completion of our initial public offering, we assumed responsibility for the costs of these functions. The allocations may not reflect the expense we would have incurred as a stand-alone public company. Actual costs that may have been incurred if we had been a stand-alone public company would depend on a number of factors, including the chosen organizational structure, what functions were outsourced or performed by employees, and strategic decisions made in certain areas.
We were allocated a portion of Dean Foods’ consolidated debt based on amounts directly incurred by us to fund the acquisition of Alpro in July 2009. Prior to completion of our initial public offering, interest expense had been allocated based on the historical interest rates of the Dean Foods senior secured credit facility during each period presented, as this revolver was drawn to fund the Alpro acquisition. Debt issuance costs were allocated in the same proportion as the debt. In connection with our initial public offering, the allocated portion of the Dean Foods senior secured credit facility was settled as a contribution to our capital from Dean Foods. Management believes the basis of historical allocation basis for debt, interest expense, and debt issuance costs was reasonable. However, these amounts may not be indicative of the actual amounts that we would have incurred had we been a stand-alone public company for the periods presented. See Note 11 “Debt and Allocated Portion of Dean Foods’ Debt.”
Cash Management
We use a centralized approach to cash management and financing of operations. Prior to completion of our initial public offering, Dean Foods provided financing, cash management, and other treasury services to us. Our North America cash balances were regularly swept by Dean Foods, and we received funding from Dean Foods for our operating and investing cash needs. Cash transferred to and from Dean Foods was historically recorded as intercompany payables and receivables that were reflected as a component of Dean Foods’ net investment in our consolidated balance sheets. Since completion of our initial public offering, we have maintained separate cash management and financing functions for our operations.
Related Party Arrangements
Historically, related party transactions and activities involving Dean Foods and its wholly-owned subsidiaries were not always consummated on terms equivalent to those that would prevail in an arm’s-length transaction where conditions of competitive, free-market dealing may exist. Prior to the Distribution, sales of our raw materials and finished products that we manufacture for other wholly-owned subsidiaries of Dean Foods have been reflected as related party sales in our consolidated financial statements.
Prior to completion of our initial public offering, certain related party transactions were settled by either non-cash capital contributions from Dean Foods to us or non-cash capital distributions from us to Dean Foods and included as part of Dean Foods’ net investment. Both prior to and after the completion of our initial public offering, other related party transactions that are settled in cash are reflected as related party receivables in our consolidated balance sheets.
During the years ended December 31, 2013, 2012, and 2011, we utilized manufacturing facilities and resources managed by affiliates of Dean Foods to conduct our business. The expenses associated with these transactions, which primarily relate to co-packing certain of our products, are included in cost of sales in our consolidated statements of operations.
In connection with and effective as of our initial public offering, we entered into agreements that formalize ongoing commercial arrangements we have with Dean Foods and Morningstar, which are described below. Certain terms of these agreements were modified in connection with Dean Foods’ sale of Morningstar. These agreements are described in Note 4, “Transactions with Morningstar.”
Agreements with Dean Foods
Sales and Distribution Agreement — We entered into an agreement with two wholly-owned subsidiaries of Dean Foods, Suiza Dairy Group, LLC (“Suiza Dairy”) and Dean Dairy Holdings, LLC (“Dean Dairy”), pursuant to which those subsidiaries continue to sell and distribute certain WhiteWave products for a fixed initial term of up to 18 months, depending on the product and customer. This agreement modifies our historical intercompany arrangements and reflects new pricing.
Co-Packing Agreement — Additionally, we entered into a separate manufacturing agreement with Suiza Dairy and Dean Dairy pursuant to which those subsidiaries continue manufacturing WhiteWave fresh organic milk products on our behalf for a term of 18 months. The agreement formalizes our historical intercompany arrangements.
Cream Supply Agreement — We also entered into a supply agreement with Suiza Dairy and Dean Dairy pursuant to which we continue to purchase cream from such subsidiaries for an initial term ending December 31, 2013, with an option for us to renew for up to four one-year terms. This agreement formalizes our historical intercompany arrangements and does not impact comparability in our consolidated statement of operations for the years ended December 31, 2013 and 2012.
License Agreement — We entered into an agreement with Dean Foods pursuant to which we have an exclusive license to manufacture and sell shelf stable aseptic flavored and white milk under Dean Foods’ TruMoo brand in certain retail channels and to designated foodservice accounts throughout North America in exchange for payment of a royalty. The initial term of the agreement is December 2012 through December 31, 2017, with automatic one-year renewals thereafter so long as we achieve specified volume thresholds and minimum royalties.
Transition Services Agreement — We and Dean Foods also entered into a transition services agreement to cover certain continued corporate services provided by us and Dean Foods to each other following completion of our initial public offering. Our services consist primarily of marketing and research and development, while Dean Foods’ provides supply chain, information technology, legal, finance and accounting, human resources, risk management, tax, treasury, and other transitional services. Both Dean Foods’ and our services continue for a specified initial term, which vary with the types of services provided, unless terminated earlier or extended according to the terms of the transition services agreement. We pay Dean Foods mutually agreed-upon fees for their services and Dean Foods pays us mutually agreed-upon fees for our services. In 2012, Dean Foods charged us $5.4 million and we charged Dean Foods $2.6 million for services rendered under the transition services agreement. In 2013, Dean Foods charged us $19.0 million and we charged Dean Foods $3.0 million for services rendered under the transition services agreement since its effective date. The transition services agreement is expected to end in 2014.
Termination of Intellectual Property License Agreement
Historically, the Company was party to a license agreement with Morningstar, pursuant to which Morningstar had the right to use the Company’s intellectual property in the manufacture of certain products for a fee. For the years ended December 31, 2013, 2012, and 2011, related party license income was recorded within operating income in our consolidated statements of operations in the amount of $nil million, $36.0 million, and $42.7 million, respectively.
In conjunction with the license agreement, a loan agreement was entered into, pursuant to which the Company extended a line of credit to Morningstar related to the license income under the license agreement. Prior to completion of our initial public offering, there were no repayments of this loan and no future plans to settle the outstanding balance; therefore, the principal and associated accrued interest was shown in Dean Foods’ net investment as of December 31, 2012 and 2011. The interest term on the loan to Morningstar was LIBOR plus 2% and recorded in interest income in our consolidated statements of operations. Interest income for the years ended December 31, 2013, 2012 and 2011 was $nil million, $6.4 million, and $6.1 million, respectively.
In connection with our initial public offering, we and Morningstar agreed to terminate this license agreement and the related loan. We no longer receive license income or related interest income associated with these historical agreements. In addition, we entered into an agreement and transferred the intellectual property subject to the license agreement to Morningstar so that Morningstar has the requisite intellectual property and manufacturing know-how to produce and sell its products and brands. All intellectual property related to and necessary for the production of our products and brands was retained.
19. Earnings Per Share
Basic earnings per share is based on the weighted average number of common shares outstanding during each period. Diluted earnings per share is based on the weighted average number of common shares outstanding and the effect of all dilutive common stock equivalents outstanding during each period. The contribution of WWF Opco to WhiteWave was treated as a reorganization of entities under common control under Dean Foods. As a result, we are retrospectively presenting the shares outstanding for WhiteWave and WWF Opco for all periods presented. For all periods prior to completion of our initial public offering, the same number of Class B shares is being used for basic and diluted earnings per share as no WhiteWave Class A common stock or equity awards were outstanding. The outstanding shares of Class B common stock give effect to Dean Foods’ contribution of WWF Opco’s capital stock to WhiteWave and Dean Foods’ subsequent conversion of a portion of their Class B common stock to Class A common stock prior to the Distribution.
The following table reconciles the numerators and denominators used in the computations of both basic and diluted earnings per share:

	Year ended December 31,
	2013	2012	2011
	(In thousands, except share and per share data)
Basic earnings per share computation:
Numerator:
Income from continuing operations attributable to The WhiteWave Foods Company	$99,041	$112,514	$114,334
Denominator:
Average common shares	173,120,689	153,770,492	150,000,000
Basic earnings per share from continuing operations attributable to The WhiteWave Foods Company	$0.57	$0.73	$0.76
Basic earnings (loss) per share from discontinued operations	—	0.01	(0.04)
Basic earnings per share from net income attributable to The WhiteWave Foods Company	$0.57	$0.74	$0.72
Diluted earnings per share computation:
Numerator:
Income from continuing operations attributable to The WhiteWave Foods Company	$99,041	$112,514	$114,334
Denominator:
Average common shares — basic	173,120,689	153,770,492	150,000,000
Stock option conversion(1)	820,743	—	—
Stock units(2)	640,036	5	—
Average common shares — diluted	174,581,468	153,770,497	150,000,000
Basic earnings per share from continuing operations attributable to The WhiteWave Foods Company	$0.57	$0.73	$0.76
Basic earnings (loss) per share from discontinued operations	—	0.01	(0.04)
Basic earnings per share from net income attributable to The WhiteWave Foods Company	$0.57	$0.74	$0.72
___________________________

(1)	4,045,309 and 2,445,327 anti-dilutive options were excluded from the calculation for the years ended December 31, 2013 and 2012, respectively.

(2)	10 and 666,999 anti-dilutive RSUs were excluded from the calculation for the years ended December 31, 2013 and 2012, respectively.
20. Subsequent Events
The Company has evaluated subsequent events through February 28, 2014, which is the date the financial statements were issued.
Earthbound Farm Purchase
On January 2, 2014, the Company acquired Earthbound Farm, one of the largest organic produce brands in North America, from the existing shareholders in accordance with an Agreement and Plan of Merger dated December 8, 2013. The acquisition adds to our focus on high-growth product categories that are aligned with emerging customer trends. The total consideration for the acquisition was approximately $600 million, subject to post-closing working capital adjustments and indemnification claims. The acquisition was funded by approximately $615 million in new borrowings under its senior secured credit facilities, including the incremental term loan A-3 facility. See Note 11 “Debt and Allocated Portion of Dean Foods’ Debt”. The Company has not yet completed an appraisal of the assets acquired and will finalize the allocation of the purchase price to the asset acquired and liabilities assumed in 2014. Supplemental pro forma information of the acquired entity is not available as of the date of these financial statements.
In connection with the acquisition of Earthbound Farm, we incurred $3.3 million in expenses for the period ended December 31, 2013 and an additional $6.1 million for the period ended January 31, 2014, related to due diligence, investment advisors and regulatory matters. These costs are included in general and administrative expense in our consolidated statement of operations.

Joint Venture with China Mengniu Dairy Company
On January 5, 2014, the Company entered into a joint venture agreement with China Mengniu Dairy Company Limited (“Mengniu”), a leading Chinese dairy company. The joint venture intends to manufacture market and sell a range of beverage products in China. Under the terms of the agreement, the Company will own a 49% stake in the venture and Mengniu will own a 51% stake. The joint venture also executed an agreement to purchase Yashili Zhengzhou (“Zhengzhou”), a subsidiary of Yashili International Holdings Ltd (“Yashili”). Zhengzhou’s primary asset is a production facility currently under construction in China, where the joint venture intends to manufacture its products. Mengniu is the majority owner of Yashili. The purchase price for Zhengzhou is expected to be approximately $85 million (RMB 510 million), including approximately $62 million (RMB 377 million) for the purchase of equity and the balance for the repayment and assumption of debt and other obligations. Each joint venture party’s share of the purchase price for Zhengzhou will be consistent with its ownership interest in the venture. The parties expect to make additional investments to support the start-up and commercialization of the joint venture.
The formation of the joint venture is subject to various governmental approvals in China which are expected to be obtained in the first half of 2014. The acquisition of the production facility is subject to the formation of the joint venture and approval of the minority Yashili shareholders. The joint venture will be accounted for as an equity-method investment.
In connection with the formation of the joint venture, we incurred $5.0 million in expenses for the period ended December 31, 2013 and an additional $0.1 million for the period ended January 31, 2014, related to due diligence, investment advisors and regulatory matters. These costs are included in general and administrative expense in our consolidated statement of operations.
SoFine
On February 24, 2014, the Company entered into an agreement to sell the SoFine business to a third party. The terms of the agreement are consistent with estimates reflected in the financial statements. The transaction is expected to close within 60 days.
21. Quarterly Results of Operations (unaudited)
The following is a summary of our unaudited quarterly results of operations for 2013 and 2012:

	Quarter
	First	Second	Third		Fourth
	(In thousands, except share and per share data)
2013
Net sales	$608,244	$615,990	$638,518		$679,311
Gross profit	218,543	224,213	226,452		238,209
Income from continuing operations	23,998	31,209	24,293	(2)	19,541	(3)
Net income	23,998	31,209	24,293	(2)	19,541	(3)
Net income attributable to The WhiteWave Foods Company	23,998	31,209	24,293	(2)	19,541	(3)
Earnings per common share(1):
Basic earnings per common share:
Net income per common share	0.14	0.18	0.14		0.11
Net income attributable to The WhiteWave Foods Company per common share	0.14	0.18	0.14		0.11
Diluted earnings per common share:
Net income per common share	0.14	0.18	0.14		0.11
Net income attributable to The WhiteWave Foods Company per common share	0.14	0.18	0.14		0.11
2012
Net sales	$552,028	$554,446	$574,853		$608,111
Gross profit	192,440	195,151	204,638		211,715
Income from continuing operations	31,308	26,383	26,292		28,531
Net income	31,308	26,383	26,292		30,990
Net income attributable to The WhiteWave Foods Company	31,308	26,383	26,292		29,711
Earnings per common share(1):
Basic earnings per common share:
Net income per common share	0.21	0.18	0.18		0.19
Net income attributable to The WhiteWave Foods Company per common share	0.21	0.18	0.18		0.18
Diluted earnings per common share:
Net income per common share	0.21	0.18	0.18		0.19
Net income attributable to The WhiteWave Foods Company per common share	0.21	0.18	0.18		0.18
___________________________

(1)
Earnings per common share calculations for each of the quarters were based on the basic and diluted weighted average number of shares outstanding for each quarter. The sum of the quarters may not necessarily be equal to the full year earnings per common share amount.

(2)	Includes a non-cash write-down of assets in the amount of $7.4 million ($4.5 million net of tax) related to the sale of the Idaho dairy farm.

(3)
Includes an additional $3.7 million ($2.3 million net of tax) non-cash write-down of assets and $3.3 million ($2.0 million net of tax) charge related to lease liabilities, severance and related cost for the sale of the Idaho dairy farm, as well as, a write-down of $9.8 million related to the plan to sell the operations of SoFine.

22. Supplemental Guarantor Financial Information

We may, from time to time, offer debt securities that are guaranteed by certain of our 100% owned domestic subsidiaries. In accordance with Rule 3-10 of Regulation S-X promulgated under the Securities Act of 1933, the following condensed consolidating financial statements present the balance sheets as of December 31, 2013 and 2012, and the statements of comprehensive income and cash flows for each of the three years in the periods ended December 31, 2013, 2012 and 2011 for The WhiteWave Foods Company (referred to as “Parent” for the purpose of this note only) on a Parent-only basis, the combined guarantor subsidiaries, the combined non-guarantor subsidiaries and elimination adjustments necessary to arrive at the information for the Parent, guarantor subsidiaries and non-guarantor subsidiaries on a consolidated basis. Investments in subsidiaries are accounted for using the equity method for this presentation. All guarantors of our planned debt securities are also guarantors for our senior secured credit facilities as of August 31, 2014. Our senior secured credit facilities are secured by security interest and liens on substantially all of our assets and the assets of our domestic subsidiaries and is presented in the Parent column of the accompanying condensed consolidating balance sheets as December 31, 2013 and 2012.

The WhiteWave Foods Company was incorporated on July 17, 2012 as a wholly-owned subsidiary of Dean Foods to acquire the capital stock of WWF Operating Company, a wholly-owned subsidiary of Dean Foods. Prior to our initial public offering on October 31, 2012, WWF Operating Company held substantially all of the historical assets and liabilities. We had nominal assets and no liabilities, and conducted no operations prior to our initial public offering. Accordingly, activity for the Parent is reflected in the consolidating statements from October 31, 2012 forward.

Condensed Consolidating Balance Sheets

	December 31, 2013
	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated Total
	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$—	$673	$100,432	$—	$101,105
Trade receivables, net of allowance	332	100,124	46,408	—	146,864
Inventories	—	124,964	33,605	—	158,569
Deferred income taxes	12,671	10,652	3,265	—	26,588
Prepaid expenses and other current assets	3,650	9,304	10,141	—	23,095
Intercompany receivables	97,619	—	—	(97,619)	—
Intercompany notes receivable	—	244,502	—	(244,502)	—
Total current assets	114,272	490,219	193,851	(342,121)	456,221
Investment in consolidated subsidiaries	1,783,006	464,420	—	(2,247,426)	—
Property, plant, and equipment, net	6,028	484,739	168,916	—	659,683
Identifiable intangible and other assets, net	40,762	267,983	110,726	(24,534)	394,937
Goodwill	—	600,316	172,027	—	772,343
Total Assets	$1,944,068	$2,307,677	$645,520	$(2,614,081)	$2,283,184

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$39,727	$222,022	$95,357	$—	$357,106
Current portion of debt and capital lease obligations	15,000	—	—	—	15,000
Income taxes payable	13,079	—	1,215	—	14,294
Intercompany payables	—	95,175	2,444	(97,619)	—
Intercompany notes payable	227,549	—	16,953	(244,502)	—
Total current liabilities	295,355	317,197	115,969	(342,121)	386,400
Long-term debt and capital lease obligations	647,650	—	—	—	647,650
Deferred income taxes	—	205,860	56,439	(24,534)	237,765
Other long-term liabilities	39,624	1,614	8,692	—	49,930
Total liabilities	982,629	524,671	181,100	(366,655)	1,321,745
Total shareholders' equity	961,439	1,783,006	464,420	(2,247,426)	961,439
Total Liabilities and Shareholders' Equity	$1,944,068	$2,307,677	$645,520	$(2,614,081)	$2,283,184

Condensed Consolidating Balance Sheets

	December 31, 2012
	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated Total
	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$6,675	$49	$62,649	$—	$69,373
Trade receivables, net of allowance	—	62,090	43,502	—	105,592
Related party receivables	—	36,681	1,283	(20,052)	17,912
Inventories	—	116,749	29,898	—	146,647
Deferred income taxes	7,066	10,874	3,104	—	21,044
Prepaid expenses and other current assets	872	12,464	8,917	—	22,253
Intercompany receivables	4,730	2,637	29,212	(36,579)	—
Total current assets	19,343	241,544	178,565	(56,631)	382,821
Investment in consolidated subsidiaries	1,644,200	465,645	—	(2,109,845)	—
Property, plant, and equipment, net	—	452,487	172,155	—	624,642
Identifiable intangible and other assets, net	29,393	270,308	112,603	(17,342)	394,962
Goodwill	—	600,316	165,270	—	765,586
Total Assets	$1,692,936	$2,030,300	$628,593	$(2,183,818)	$2,168,011

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$36,841	$179,561	$79,462	$—	$295,864
Current portion of debt and capital lease obligations	15,000	—	—	—	15,000
Income taxes payable	10,624	—	1,054	—	11,678
Intercompany payables	—	23,578	13,001	(36,579)	—
Related party notes payable	20,052	—	—	(20,052)	—
Total current liabilities	82,517	203,139	93,517	(56,631)	322,542
Long-term debt and capital lease obligations	765,550	—	—	—	765,550
Deferred income taxes	—	181,292	54,335	(17,342)	218,285
Other long-term liabilities	59,913	1,669	15,096	—	76,678
Total liabilities	907,980	386,100	162,948	(73,973)	1,383,055
Total shareholders' equity	784,956	1,644,200	465,645	(2,109,845)	784,956
Total Liabilities and Shareholders' Equity	$1,692,936	$2,030,300	$628,593	$(2,183,818)	$2,168,011

Condensed Consolidating Statements of Comprehensive Income

	Year ended December 31, 2013
	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated Total
	(In thousands)
Net sales	$—	$2,085,421	$418,066	$—	$2,503,487
Net sales to related parties	—	37,063	—	—	37,063
Transitional sales fees	—	1,513	—	—	1,513
Total net sales	—	2,123,997	418,066	—	2,542,063
Cost of sales	—	1,386,336	248,310	—	1,634,646
Gross profit	—	737,661	169,756	—	907,417
Operating expenses:
Selling, distribution, and marketing	—	435,120	93,113	—	528,233
General and administrative	76,178	72,960	48,388	—	197,526
Asset disposal and exit costs	—	14,426	9,800	—	24,226
Total operating expenses	76,178	522,506	151,301	—	749,985
Operating income (expense)	(76,178)	215,155	18,455	—	157,432
Other expense (income):
Interest expense	17,944	—	83	—	18,027
Other expense (income), net	(90,608)	84,776	2,003	—	(3,829)
Total other expense (income)	(72,664)	84,776	2,086	—	14,198
Income (loss) from continuing operations before income taxes and equity in earnings of subsidiaries	(3,514)	130,379	16,369	—	143,234
Income tax expense (benefit)	(1,102)	44,655	640	—	44,193
Income (loss) before equity in earnings of subsidiaries	(2,412)	85,724	15,729	—	99,041
Equity (loss) in earnings of consolidated subsidiaries	101,453	15,729	—	(117,182)	—
Net income (loss)	99,041	101,453	15,729	(117,182)	99,041
Other comprehensive income (loss), net of tax, attributable to The WhiteWave Foods Company	19,248	19,248	18,520	(37,768)	19,248
Comprehensive income (loss) attributable to The WhiteWave Foods Company	$118,289	$120,701	$34,249	$(154,950)	$118,289

Condensed Consolidating Statements of Comprehensive Income

	Year ended December 31, 2012
	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated Total
	(In thousands)
Net sales	$—	$1,807,380	$367,994	$—	$2,175,374
Net sales to related parties	—	109,513	—	—	109,513
Transitional sales fees	—	4,551	—	—	4,551
Total net sales	—	1,921,444	367,994	—	2,289,438
Cost of sales	—	1,268,785	216,709	—	1,485,494
Gross profit	—	652,659	151,285	—	803,944
Related party license income	—	36,034	—	—	36,034
Operating expenses:
Selling, distribution, and marketing	—	405,741	86,389	—	492,130
General and administrative	5,604	118,916	43,075	—	167,595
Total operating expenses	5,604	524,657	129,464	—	659,725
Operating income (loss)	(5,604)	164,036	21,821	—	180,253
Other expense (income):
Interest expense (income)	3,829	6,284	(189)	—	9,924
Other expense (income), net	1,151	1,865	(2,059)	—	957
Total other expense (income)	4,980	8,149	(2,248)	—	10,881
Income (loss) from continuing operations before income taxes and equity in earnings of subsidiaries	(10,584)	155,887	24,069	—	169,372
Income tax expense (benefit)	(3,932)	59,228	1,562	—	56,858
Income (loss) before equity in earnings of subsidiaries	(6,652)	96,659	22,507	—	112,514
Equity (loss) in earnings of consolidated subsidiaries	120,346	23,687	—	(144,033)	—
Income (loss) from continuing operations	113,694	120,346	22,507	(144,033)	112,514
Gain on sale of discontinued operations, net of tax	—	—	403	—	403
Income (loss) from discontinued operations, net of tax	—	—	2,056	—	2,056
Net income (loss)	113,694	120,346	24,966	(144,033)	114,973
Net (income) loss attributable to non-controlling interest	—	—	(1,279)	—	(1,279)
Net income (loss) attributable to The WhiteWave Foods Company	113,694	120,346	23,687	(144,033)	113,694
Other comprehensive income (loss), net of tax, attributable to The WhiteWave Foods Company	8,647	8,647	8,647	(17,294)	8,647
Comprehensive income (loss) attributable to The WhiteWave Foods Company	$122,341	$128,993	$32,334	$(161,327)	$122,341

Condensed Consolidating Statements of Comprehensive Income

	Year ended December 31, 2011
	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated Total
	(In thousands)
Net sales	$—	$1,548,271	$368,559	$—	$1,916,830
Net sales to related parties	—	108,921	—	—	108,921
Total net sales	—	1,657,192	368,559	—	2,025,751
Cost of sales	—	1,126,601	214,709	—	1,341,310
Gross profit	—	530,591	153,850	—	684,441
Related party license income	—	42,680	—	—	42,680
Operating expenses:
Selling, distribution, and marketing	—	332,260	82,464	—	414,724
General and administrative	—	93,190	43,513	—	136,703
Total operating expenses	—	425,450	125,977	—	551,427
Operating income	—	147,821	27,873	—	175,694
Other expense (income):
Interest expense (income)	—	9,291	(142)	—	9,149
Other expense (income), net	—	(915)	1,037	—	122
Total other expense	—	8,376	895	—	9,271
Income from continuing operations before income taxes and equity in earnings of subsidiaries	—	139,445	26,978	—	166,423
Income tax expense (benefit)	—	52,653	(564)	—	52,089
Income before equity in earnings of subsidiaries	—	86,792	27,542	—	114,334
Equity (loss) in earnings of consolidated subsidiaries	—	20,603	—	(20,603)	—
Income (loss) from continuing operations	—	107,395	27,542	(20,603)	114,334
Gain on sale of discontinued operations, net of tax	—	—	3,616	—	3,616
Income (loss) from discontinued operations, net of tax	—	—	(27,105)	—	(27,105)
Net income (loss)	—	107,395	4,053	(20,603)	90,845
Net loss attributable to non-controlling interest	—	—	16,550	—	16,550
Net income (loss) attributable to The WhiteWave Foods Company	—	107,395	20,603	(20,603)	107,395
Other comprehensive income (loss), net of tax, attributable to The WhiteWave Foods Company	—	(11,667)	(11,667)	11,667	(11,667)
Comprehensive income (loss) attributable to The WhiteWave Foods Company	$—	$95,728	$8,936	$(8,936)	$95,728

Condensed Consolidating Statements of Cash Flows

	Year ended December 31, 2013
	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated Total
	(In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net cash provided by (used in) operating activities	$(42,336)	$179,293	$47,984	$—	$184,941
CASH FLOWS FROM INVESTING ACTIVITIES:
Payments for property, plant, and equipment	(5,499)	(109,250)	(17,020)	—	(131,769)
Intercompany contributions	—	(161,645)	—	161,645	—
Proceeds from sale of fixed assets	—	92,352	—	—	92,352
Net cash provided by (used in) investing activities	(5,499)	(178,543)	(17,020)	161,645	(39,417)
CASH FLOWS FROM FINANCING ACTIVITIES:
Intercompany contributions	158,092	—	3,553	(161,645)	—
Distributions to Dean Foods, net	(829)	(126)	84	—	(871)
Repayment of debt	(15,000)	—	—	—	(15,000)
Proceeds from revolver line of credit	624,150	—	—	—	624,150
Payments for revolver line of credit	(727,050)	—	—	—	(727,050)
Proceeds from exercise of stock options	1,298	—	—	—	1,298
Tax savings on shared-based compensation	515	—	—	—	515
Payment of deferred financing costs	(16)	—	—	—	(16)
Net cash provided by (used in) financing activities	41,160	(126)	3,637	(161,645)	(116,974)
Effect of exchange rate changes on cash and cash equivalents	—	—	3,182	—	3,182
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(6,675)	624	37,783	—	31,732
Cash and cash equivalents, beginning of period	6,675	49	62,649	—	69,373
Cash and cash equivalents, end of period	$—	$673	$100,432	$—	$101,105

Condensed Consolidating Statements of Cash Flows

	Year ended December 31, 2012
	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated Total
	(In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net cash provided by operating activities	$33,879	$157,988	$44,654	$—	$236,521
CASH FLOWS FROM INVESTING ACTIVITIES:
Payments for property, plant, and equipment	—	(91,315)	(11,616)	—	(102,931)
Intercompany contributions	(1,162,891)	—	(16,851)	1,179,742	—
Proceeds from recoveries	—	3,356	—	—	3,356
Proceeds from sale of fixed assets	—	879	611	—	1,490
Net cash provided by (used in) investing activities - continuing operations	(1,162,891)	(87,080)	(27,856)	1,179,742	(98,085)
Net cash provided by (used in) investing activities - discontinued operations	—	—	5,900	—	5,900
Net cash provided by (used in) investing activities	(1,162,891)	(87,080)	(21,956)	1,179,742	(92,185)
CASH FLOWS FROM FINANCING ACTIVITIES:
Intercompany contributions	—	1,179,742	—	(1,179,742)	—
Distributions to Dean Foods, net	—	(89,867)	(40,977)	—	(130,844)
Proceeds from initial public offering, net of offering costs	367,540	—	—	—	367,540
Proceeds from the issuance of Term A-1 and Term A-2 facilities	500,000	—	—	—	500,000
Repayment of intercompany notes to Dean Foods	—	(1,155,000)	—	—	(1,155,000)
Proceeds from revolver line of credit	519,200	—	—	—	519,200
Payments for revolver line of credit	(238,650)	—	—	—	(238,650)
Proceeds from receivables-backed facility	—	—	150,735	—	150,735
Payments for receivables-backed facility	—	—	(166,650)	—	(166,650)
Payment of deferred financing costs	(12,403)	—	—	—	(12,403)
Capital contribution from (distribution to) non-controlling interest	—	(6,046)	—	—	(6,046)
Net cash provided by (used in) financing activities - continuing operations	1,135,687	(71,171)	(56,892)	(1,179,742)	(172,118)
Net cash provided by (used in) financing activities - discontinued operations	—	—	(269)	—	(269)
Net cash provided by (used in) financing activities	1,135,687	(71,171)	(57,161)	(1,179,742)	(172,387)
Effect of exchange rate changes on cash and cash equivalents	—	—	437	—	437
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	6,675	(263)	(34,026)	—	(27,614)
Cash and cash equivalents, beginning of period	—	312	96,675	—	96,987
Cash and cash equivalents, end of period	$6,675	$49	$62,649	$—	$69,373

Condensed Consolidating Statements of Cash Flows

	Year ended December 31, 2011
	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated Total
	(In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net cash provided by operating activities	$—	$187,405	$53,156	$—	$240,561
CASH FLOWS FROM INVESTING ACTIVITIES:
Payments for property, plant, and equipment	—	(113,672)	(13,083)	—	(126,755)
Intercompany contributions	—	—	(28,526)	28,526	—
Proceeds from sale of fixed assets	—	670	40	—	710
Net cash provided by (used in) investing activities - continuing operations	—	(113,002)	(41,569)	28,526	(126,045)
Net cash provided by (used in) investing activities - discontinued operations	—	—	(217)	—	(217)
Net cash provided by (used in) investing activities	—	(113,002)	(41,786)	28,526	(126,262)
CASH FLOWS FROM FINANCING ACTIVITIES:
Intercompany contributions	—	28,526	—	(28,526)	—
Distributions to Dean Foods, net	—	(109,681)	14	—	(109,667)
Payment of capital lease obligations	—	—	(100)	—	(100)
Proceeds from receivables-backed facility	—	—	319,671	—	319,671
Payments for receivables-backed facility	—	—	(303,756)	—	(303,756)
Capital contribution from (distribution to) non-controlling interest	—	6,754	—	—	6,754
Net cash provided by (used in) financing activities - continuing operations	—	(74,401)	15,829	(28,526)	(87,098)
Net cash provided by (used in) financing activities - discontinued operations	—	—	(498)	—	(498)
Net cash provided by (used in) financing activities	—	(74,401)	15,331	(28,526)	(87,596)
Effect of exchange rate changes on cash and cash equivalents	—	77	(3,605)	—	(3,528)
INCREASE IN CASH AND CASH EQUIVALENTS	—	79	23,096	—	23,175
Cash and cash equivalents, beginning of period	—	233	73,579	—	73,812
Cash and cash equivalents, end of period	$—	$312	$96,675	$—	$96,987